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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553
Dated January 11, 2008

Underlying supplement no. FX-1
To prospectus dated May 30, 2006 and
prospectus supplement dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.
Notes or Other Securities Linked to the Lehman Brothers Macro Quantitative Currency Trading Strategies Indices and/or the Lehman Brothers Foreign Exchange Indices

General

Lehman Brothers Holdings Inc. may offer and sell notes or other securities linked to an index from time to time. This underlying supplement no. FX-1 describes the Lehman Brothers Macro Quantitative Currency Trading Strategies ("MarQCuS") indices (each a "MarQCuS Index" and together the "MarQCuS Indices") and the Lehman Brothers Foreign Exchange Indices (each an "LBFX Index" and together the "LBFX Indices"). A separate term sheet (or other free writing prospectus) or pricing supplement, as the case may be, will describe terms that apply specifically to the notes or other securities. We refer to such term sheets (or other free writing prospectus) and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement and any other related prospectus supplement, term sheet or other free writing prospectus, or pricing supplement, including the description of the MarQCuS Indices and LBFX Indices set forth in this underlying supplement, carefully before you invest in the notes or other securities. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant terms supplements and any other related prospectus supplement.

Investing in notes or other securities linked to the MarQCuS Indices and the LBFX Indices involves a number of risks. See "Risk Factors" in the relevant terms supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or other securities or passed upon the accuracy or the adequacy of this underlying supplement no. FX-1, the accompanying base prospectus, the MTN prospectus supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

January 11, 2008

TABLE OF CONTENTS

Underlying Supplement

The MarQCuS Indices	US-1
The Lehman Brothers Foreign Exchange (LBFX) Indices	US-41
Historical Performance of the MarQCuS Indices	US-47
MTN Prospectus Supplement
Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1
Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. FX-1 and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. FX-1 and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The relevant terms supplements, this underlying supplement no. FX-1 and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. FX-1, the relevant terms supplements and the accompanying base prospectus and MTN prospectus supplement, "we," "us" and "our" refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-i

THE MARQCUS INDICES
THE LEHMAN BROTHERS MACRO QUANTITATIVE CURRENCY
TRADING STRATEGIES INDICES

The following is a description of the Lehman Brothers Macro Quantitative Currency Trading Strategies and the methodology for calculating MarQCuS and the MarQCuS Indices. MarQCuS is the intellectual property of Lehman Brothers (International (Europe) and Lehman Brothers International (Europe) reserves all rights with respect to its ownership of MarQCuS, the MarQCuS Indices and their respective methodologies.

OVERVIEW

The Lehman Brothers Macro Quantitative Currency Trading Strategies ("MarQCuS") indices (each a "MarQCuS Index" and together the "MarQCuS Indices") are a portfolio of six rules-based foreign exchange trading indices developed and maintained by Lehman Brothers International (Europe). The MarQCuS Indices were created as of March 26, 2007 (in the case of the TurnRate Index, the Major/Miner Index, and the two MarQCuS Forward Bias Index, in each case as defined below) and July 25, 2007 (in the case of the CoBALT Index and the RAFT Index, in each case as defined below) and launched on September 27, 2007, with the level of each MarQCuS Index set to 100 as of January 2, 1997. Each MarQCuS Index is intended to reflect the total returns of a notional investment in specified foreign currency pairs based on an underlying strategy of foreign exchange trading that relies on certain macro-economic factors. MarQCuS consists of two types of strategies: carry strategies and fundamental strategies

The MarQCuS carry (or forward bias) indices—the Forward Bias G10 Index and the Forward Bias Emerging Market (EM) Index (each a "MarQCuS Forward Bias Index" and together the "MarQCuS Forward Bias Indices")—are each based on the traditional currency carry strategy that seeks to earn a return by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates based on the assumption that the investments in higher-yielding currencies earn the risk premia that is built into such higher-risk, higher-yielding currencies. The MarQCuS Fundamental Indices—the TurnRate Index, Major/Miner Index, CoBALT Index and RAFT Index (each a "MarQCuS Fundamental Index" and together the "MarQCuS Fundamental Indices")—utilize financial market information (including equities, rates, commodities, credit and volatility) as signals of approximate market expectations about business cycles (bullish or bearish) and/or financial market conditions (risk favoring or risk averse) and, on the basis of observed historical sensitivities of various currency rates to such signals, to trade currencies in a systematic manner in response to these signals.

The MarQCuS Indices (other than the Forward Bias EM Index) replicate notional currency trading positions in one or more G10 currency pairs, with positions in each MarQCuS Index maintained in accordance with methodologies set forth under the strategy underlying that MarQCuS Index. These trading positions are in turn entered into through notional positions in the Lehman Brothers Foreign Exchange (LBFX) Indices (the "LBFX Indices" and each an "LBFX Index"), as described below under "The Lehman Brothers Foreign Exchange (LBFX) Indices". The G10 currencies are: Australian Dollar (AUD), Canadian Dollar (CAD), Swiss Franc (CHF), Euro (EUR), UK Sterling (GBP), Japanese Yen (JPY), Norwegian Krone (NOK), New Zealand Dollar (NZD), Swedish Krona (SEK) and U.S. Dollar (USD). The Forward Bias EM Index replicates notional currency trading positions in forward contracts for the following ten emerging market currencies, in each case relative to the USD: Mexican Peso (MXN), Brazilian Real (BRL), Chilean Peso (CLP), Polish Zloty (PLN), Hungarian Forint (HUF), Czech Koruna (CZK), South African Rand (ZAR), Indonesian Rupiah (IDR), Korean Won (KRW) and Turkish Lira (TRY).

Each of the MarQCuS Indices and any variations thereof is a proprietary index that Lehman Brothers International (Europe) developed and calculates. Lehman Brothers International (Europe) or any affiliate or subsidiary of its designation will act as calculation agent for each MarQCuS Index (the "Index Calculation Agent"). The Index Calculation Agent will calculate the level of each MarQCuS Index on each Index Business Day, subject to certain circumstances identified below. The Index Calculation Agent's determination with respect to the MarQCuS Indices and interpretation of the methodologies, rules and calculations relating to any MarQCuS Index will be final. The methodology for determining the composition of each MarQCuS Index and the LBFX Indices and for calculating their values is subject to modification by the Index Calculation Agent under certain circumstances, as discussed below.

Levels for the MarQCuS Indices are published once between 5:00 p.m. and 6:00 p.m. (London time) on each Index Business Day, which for purposes of each MarQCuS Index is any day that is a day on which commercial banks are open, including for dealings in foreign exchange in accordance with market practice of the foreign exchange market, in both London and New York. Levels for the MarQCuS Indices can be found on the Bloomberg and Reuters pages listed below:

MarQCuS Index	Bloomberg Page	Reuters Page

Forward Bias G10 Index	LBMQMFG ‹INDEX›	.LBMQMFG
Forward Bias Emerging Market (EM) Index	LBMQMFE ‹INDEX›	..LBMQMFE
TurnRate Index	LBMQMTR ‹INDEX›	.LBMQMTR
Major/Miner Index	LBMQMMM ‹INDEX›	..LBMQMMM
CoBALT Index	LBMQMCO ‹INDEX›	.LBMQMCO
RAFT Index	LBMQMRF ‹INDEX›	..LBMQMRF

The portfolio of MarQCuS Indices can be summarized as follows (and each MarQCuS Index is also discussed in greater detail below):

Forward Bias (G10)	Forward Bias (Emerging Market)	RAFT (Risk Aversion Factor Trading)	Major/Miner (Equity Markets)	CoBALT (Commodity Markets)	TurnRate (Interest Rate Markets)
– Invests in nine G10 currencies against the USD – Mean-variance optimized carry baskets – Monthly weight rebalancing
– Invests in ten emerging market currencies against the USD
– Mean-variance optimized carry baskets
– Daily risk management using Lehman Brothers Market Risk Sentiment Index (MARS)
– Disinvested from currency basket in times of risk aversion
– Monthly weight rebalancing
– Trades twenty-two G10 currency pairs in response to specified risk aversion indicators
– May trade long or short a given currency pair in response to daily trading signals
– Daily signals based on risk indicators such as equity volatility and emerging market bond spreads
– Trades five G10 currency pairs in response to movements in equity markets
– May trade long or short a given currency pair in response to daily trading signals
– Daily signals based on increases and decreases in specified equity indices
– Trades eight G10 currency pairs in response to movements in specific commodity sectors
– May trade long or short a given currency pair in response to daily trading signals
– Daily signals are based on the dynamics of commodity futures
– Trades ten G10 currency pairs in response to movements in interest rate ratios
– May trade long or short a given currency pair in response to daily trading signals
– Daily signals based on relative long rates and relative short rates

MarQCuS Portfolio

MarQCuS FORWARD BIAS INDICES

Overview

The MarQCuS Forward Bias Indices—the Forward Bias G10 Index and the Forward Bias EM Index—are each based on a traditional currency carry strategy that seeks to earn a return by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates. When an investor takes a long position in a currency, the investor has essentially borrowed a short currency to purchase the long currency; as a result, the investor receives the interest on the long leg of the currency investment while paying the interest on the short leg. A traditional currency carry strategy therefore seeks to earn a return from the combination of changes in the value of the spot return of a currency pair and the interest rate differential, or carry return, between the two countries.

Each MarQCuS Forward Bias Index represents notional positions in a specified set of currencies, in each case relative to the USD. For further information regarding the specific currencies represented in the Forward Bias G10 Index and the Forward Bias EM Index, see "—Forward Bias G10 Index" and "—Forward Bias Emerging Markets (EM) Index" below.

Calculating Currency Weightings in the MarQCuS Forward Bias Indices

Each MarQCuS Forward Bias Index establishes the percentage weights of its component currencies on a monthly basis using a "mean-variance optimization" procedure and a set of predetermined weighting constraints, each as described below.

The weightings for a given non-USD currency in a MarQCuS Forward Bias Index may be positive or negative. Within a MarQCuS Forward Bias Index, a positive weighting for a given non-USD currency represents a long position in the non-USD currency relative to the USD (i.e., short the USD) proportional to that weighting, while a negative weighting for a given non-USD currency represents a long position in the USD relative to the non-USD currency (i.e., short the non-USD currency) proportional to that weighting.

The new monthly weightings for each non-USD currency in a respective MarQCuS Forward Bias Index are implemented on the last Index Business Day of the month in which the relevant Weight Determination Date (as defined below) occurred (such day, the "Weight Implementation Date").

    Mean-Variance Optimization

As the first stage of the weighting process, each MarQCuS Forward Bias Index establishes initial target percentage weights for its component currencies using a "mean-variance optimization" procedure described below. The mean-variance optimization procedure is designed to minimize expected risk, or expected volatility of index returns, for a specified expected index return.

The notional currency trading position for any monthly weighting period is calculated on the tenth Index Business Day of the prior weighting period (the "Weight Determination Date"). This re-weighting procedure is designed to determine the set of percentage weights each month that will minimize the expected volatility of the returns of the relevant MarQCuS Forward Bias Index while adhering to certain constraints detailed below.

The respective initial target currency weights in each MarQCuS Forward Bias Index are determined in accordance with the following formula (prior to the application of the weighting constraints discussed below):

In order to determine the currency weights that will minimize the expected volatility of the MarQCuS Forward Bias Index returns for a given level of expected return, a target return must first be identified. For each MarQCuS Forward Bias Index, this targeted expected return is set at 5% on each Weight Determination Date. The expected return of 5% is simply a target and a constant used in the computation of the currency weights. After the weights are scaled to ensure no leverage within the relevant MarQCuS Forward Bias Index and the weighting constraints detailed below (for each MarQCuS Forward Bias Index) are implemented, the actual return on the relevant MarQCuS Forward Bias Index is unlikely to be 5%.

Once the target expected return is established, the optimum weights for the currencies in the relevant MarQCuS Forward Bias Index are calculated based on the expected return of each individual currency, the volatility of that currency and the correlations between that currency and the other currencies in that MarQCuS Forward Bias Index.

The expected return of each currency is calculated on each Weight Determination Date by the Index Calculation Agent. The manner in which those expected currency returns are calculated for the Forward Bias G10 Index and the Forward Bias EM Index differ, and are discussed with respect to the individual MarQCuS Forward Bias Index below.

Once the target expected index return and individual expected currency returns have been established, the weight of each currency in the given MarQCuS Forward Bias Index is determined based on the sensitivity of a currency to return, volatility and correlation factors. For this purpose, correlation is a measure of how much two currencies vary together, with currencies that have higher volatility considered to have higher risk. An example of the relevant methodology using a simple case of two currencies, X and Y, each quoted against the USD, is set out below:

•
For a given volatility and set of correlations an increase in the expected return in currency X will lead to a relatively higher weighting for currency X than for currency Y.

•
For a given expected return and set of correlations an increase in the volatility in currency X will lead to a relatively lower weighting for currency X than for currency Y.

•
The impact of correlations between currency X and Y is more complex.

•
For an increase in a positive correlation between currency X and currency Y then the currency with the lower volatility (if the expected returns are equal) or higher expected return (if the volatilities are equal) will have a relatively higher weighting. Conversely for a decrease in a positive correlation between currency X and currency Y then the currency with the lower volatility (if the expected returns are equal) or higher expected return (if the volatilities are equal) will have a relatively lower weighting.

•
For a more negative correlation between currency X and currency Y then the currency with the higher volatility (if the expected returns are equal) or lower expected return (if the volatilities are equal) will have a relatively higher weighting. Conversely for a less negative correlation between currency X and currency Y then the currency with the lower volatility (if the expected returns are equal) or higher expected return (if the volatilities are equal) will have a relatively higher weighting.

For the exact mean-variance optimization formula that is used to calculate the weightings as described above, see Annex A, "MarQCuS Forward Bias Index Weighting Methodology".

    Application of Currency Weighting Constraints.

The initial percentage currency weights determined under the mean-variance optimization procedure described above will not necessarily equal 100%, and the weights may also be positive or negative (positive representing a proportional long investment in the applicable currency and negative representing a short investment in the applicable currency). As a result, the individual weights for each currency determined for each MarQCuS Forward Bias Index using the mean-variance optimization procedure are scaled linearly to ensure that the absolute sum of weights equals 100% (that is, with any negative weighting considered a positive weighting for purposes of calculating the sum of such weights). This ensures that there is no leverage within either MarQCuS Forward Bias Index.

Once the initial percentage weights (with no leverage) have been determined, the following constraints are applied to each weighting within the MarQCuS Forward Bias Indices to limit concentration in any currency and to ensure relevance of each currency position by setting low weights to zero:

•
to the extent the absolute value of any weighting exceeds (a) 35%, in the case of the Forward Bias G10 Index, or (b) 25%, in the case of the Forward Bias EM Index (35% and 25% representing the maximum absolute value of any individual weight within the Forward Bias G10 Index and Forward Bias EM Index, respectively), the weightings of each other currency in the applicable MarQCuS Forward Bias Index with an absolute weight less than the maximum value is increased proportionately, and the resulting weights are re-scaled linearly to ensure that the absolute sum of weights equals 100%;

•
the above process is repeated until all of the weights are less than or equal to the maximum absolute weight and the sum of absolute weights is exactly 100%;

•
the weights are then adjusted so that any individual weight determined in accordance with the above that is less than 3% is reduced to 0%, with the weightings of each other currency in the applicable MarQCuS Forward Bias Index having an absolute weight less than the applicable maximum absolute value increased proportionately; and

•
each currency weight in the applicable MarQCuS Forward Bias Index is then rounded to the nearest 0.10%.

The application of the foregoing constraints may make the expected return of either or both of the MarQCuS Forward Bias Indices on any Weight Determination Date no longer equal to the 5% target expected return, and may result in certain currency pairs being excluded from the calculation of returns on the applicable MarQCuS Forward Bias Index for the new weighting period commencing on that Weight Determination Date.

Forward Bias G10 Index

The Forward Bias G10 Index aims to generate a positive return based on a strategy that takes the view that by taking long positions in high yielding G10 currencies against the USD and short positions in low yielding G10 currencies against the USD, an investor's gain from the interest rate differentials will exceed any potential losses from currency rate risk. The percentage weights for the currencies in the Forward Bias G10 Index are rebalanced on a monthly basis pursuant to the mean-variance optimization procedure (as discussed above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices—Mean-Variance Optimization"), which is designed to target a predetermined expected return for the index while minimizing the variance, or volatility, of the index returns.

None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to take a view that differs from this strategy.

    Long/Short Currency Investment and Index Level

The positions in each currency within the Forward Bias G10 Index are represented by notional investments in the LBFX Indices corresponding to those currencies. The LBFX Indices are nine separate indices the returns of which represent the returns of a long position in a G10 currency and a short position in USD, while taking into account the cost of financing such positions. For a further description of the LBFX Indices, see "The Lehman Brothers Foreign Exchange (LBFX) Indices".

For purposes of the Forward Bias G10 Index, a long position in a G10 currency is reflected by a positive weighting for that G10 currency in the Forward Bias G10 Index, while a short position in the G10 currency is reflected by a negative weighting in the Forward Bias G10 Index. For a further description of the weightings of the G10 currencies in the Forward Bias G10 Index, see "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices" above and "—Forward Bias G10 Index Weightings—Calculation of Expected Currency Returns" below.

As the currency positions in the Forward Bias G10 Index are represented by notional positions in the LBFX Index for those currency pairs, and given that each LBFX Index in turn represents a long position in the non-USD currency relative to the USD, a long position in a non-USD currency reflects a long position in the corresponding LBFX Index, such that an increase in that LBFX Index will result in a positive return (and a decrease will result in a negative return) for that currency in the Forward Bias G10 Index. Conversely, a short position in a non-USD currency reflects a short position in the corresponding LBFX Index, such that a decrease in that LBFX Index will result in a positive return (and an increase will result in a negative return) for that currency in the Forward Bias G10 Index.

The Forward Bias G10 Index is at all times either long or short a given G10 currency relative to the USD, unless the monthly weighting for a currency Weight Determination Date is less than 3%, in which case the weighting for that currency will be reduced to zero. See "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices—Application of Currency Weighting Constraints" above.

The level for the Forward Bias G10 Index on any Index Business Day (as defined below) is equal to the weighted average sum of the increases and decreases in the LBFX Indices for the nine G10 currency pairs, minus specified transaction costs (as discussed in greater detail under "—Transaction Costs" below), calculated as follows:

*
Percentage weightings are determined and re-balanced monthly through the mean-variance optimization and weighting constraint procedures further described above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices".

    Forward Bias G10 Index Weightings—Calculation of Expected Currency Returns

As discussed above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices", the Forward Bias G10 Index calculates on each monthly Weight Determination Date the weights for the notional trading positions for the non-USD G10 currencies represented by the index, using the mean-variance optimization and weightings constraint procedures. The expected currency returns for the currencies in the Forward Bias G10 Index used in the mean-variance optimization calculation, are discussed further below.

As discussed above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices—Mean-Variance Optimization", on each Weight Determination Date, the Index Calculation Agent will calculate the expected return as of such date of each currency in the Forward Bias G10 Index for purposes of determining the weights of these currencies in accordance with the mean-variance optimization procedure.

The expected return of a currency as of any date is equal to the difference between the implied currency deposit rate for that currency and the USD deposit rate as of such date.

The USD deposit rate is the overnight U.S. Fed Funds Effective Rate, the same USD deposit rate used in the calculation of the carry return on the LBFX Indices. For each non-USD currency, implied deposit rates are derived from currency forward contracts settling "Tomorrow/Next" or "Tom/Next". For each non-USD currency, the respective deposit rates are also determined in the same manner as for purposes of calculating the carry return on the LBFX Indices, as described in "The Lehman Brothers Foreign Exchange (LBFX) Indices—Calculating LBFX Index Returns—Carry Return Component".

    Transaction Costs

The level of the Forward Bias G10 Index determined on an Index Business Day is net of certain transaction costs, including roll costs and spot execution costs (if any). Roll costs represent the cost arising from rolling the positions in the LBFX Indices and are set at 0.0008% for each calendar day. Thus, for any Index Business Day, the level of the Forward Bias G10 Index will reflect the deduction of 0.0008% from its level otherwise determined (or if such Index Business Day follows one or more calendar days that were not Index Business Days, the deduction of 0.0008% for that Index Business Day and each preceding day that was not an Index Business Day). On any Index Business Day other than a Weight Implementation Date, the maximum costs subtracted from the Forward Bias G10 Index will be the 0.0008% daily roll costs determined as described above.

Spot execution costs represent the cost of entering, exiting or changing long or short positions in a currency as necessitated by changes in the weight of a currency position, and are calculated and deducted from the index level only once per month, on each Weight Implementation Date (the last Index Business Day of the month in which the relevant Weight Determination Date occurred). Spot execution costs are determined individually for each currency represented in the Forward Bias G10 Index, and are equal to 0.035% times the absolute of the change in weight for that currency since the previous Weight Determination Date. For example, the decrease in the notional position of a given currency X from 31% of the Forward Bias G10 Index on the previous Weight Determination Date to 26% represents an absolute change in weight of 5%, which results in a spot execution cost for currency X on the related Weight Implementation Date of 5% times 0.035%, or 0.00175%. Similarly, the increase in the notional position of a given currency Y from a -10% weighting on the previous Weight Determination Date (i.e., a 10% short position in currency Y) to 5% (a 5% long position in currency Y) represents an absolute change in weight of 15%, which results in a spot execution cost for currency Y on the Weight Implementation Date of 15% times 0.035%, or 0.00525%. Because spot execution costs are determined separately for each currency on a weighted basis, the greatest spot execution cost that will be subtracted from the level of the Forward Bias G10 Index on any Weight Implementation Date will be a total of 0.070% (which would reflect a switch in position from long to short for every currency pair on that Weight Implementation Date).

Spot execution costs (if any) on any Weight Implementation Date will be added to the 0.0008% roll cost for that Weight Implementation Date to determine the total transaction costs on that Weight Implementation Date. If no currency position is ascribed a new weight in the index on any Weight Determination Date, no spot execution cost will be subtracted from the level of that the Forward Bias G10 Index on the related Weight Implementation Date.

    Disruption Events and Errors in Calculation

If on any Index Business Day, in the good faith determination of the Index Calculation Agent, the level of any LBFX Index necessary to the calculation or publication of the level of the Forward Bias G10 Index is not published on the applicable price source for that LBFX Index (each, a "Price Source" for that LBFX Index) for such day, the Index Calculation Agent will determine the value of the relevant LBFX Index: (a) using the Fallback Price Source specified in relation to such LBFX Index; or (b) if such Fallback Price Source also fails to publish the level of the relevant LBFX Index, acting in good faith. For the Price Sources and, where relevant, Fallback Price Sources, applicable to each LBFX Index, see "The Lehman Brothers Foreign Exchange (LBFX) Indices—Overview" below.

In the event that there is any error in relation to the calculation or publication of the level of the Forward Bias G10 Index, the Index Calculation Agent will make any adjustments to each previously and/or subsequently published level of the Forward Bias G10 Index it deems necessary (acting in good faith) to rectify such error.

In the event that, on any day, there is any event or circumstance which, in the opinion of the Index Calculation Agent, acting in good faith, generally prevents dealers in the market from entering into transactions of the type that would be required to replicate the Forward Bias G10 Index, the level for the Forward Bias G10 Index for such day will be as determined by the Index Calculation Agent acting in good faith.

If the Index Calculation Agent, acting in good faith, determines that an LBFX Index has been or will be rebased at any time, the relevant LBFX Index as so rebased will be used for purposes of calculating the Forward Bias G10 Index from the date of such rebasing; provided, however, that the Index Calculation Agent will make such adjustments it considers necessary, if any, to the levels of the relevant LBFX Index so rebased so its level reflects the same level of the relevant LBFX Index before it was rebased.

Finally, if the Index Calculation Agent, acting in good faith, determines on any Index Business Day that a component LBFX Index (a) is no longer available or (b) has been materially modified and the modification will have a materially adverse effect on the Forward Bias G10 Index, the Index Calculation Agent will remove or replace the affected component LBFX Index with an alternative index or rate, variable or other component, and may make such adjustments to the level of such replacement index or rate, variable or other component as it considers necessary so that the level of the Forward Bias G10 Index after such removal or replacement reflects a similar level to that calculated prior to the removal or replacement, acting in good faith. Following the removal or replacement of a component LBFX Index, the Index Calculation Agent will promptly publish a notice which specifies the component LBFX Index removed or replaced and any designated replacement thereof.

Forward Bias Emerging Market (EM) Index

The Forward Bias Emerging Market (EM) Index aims to generate a positive return based on a strategy that takes the view that by taking long positions in high yielding emerging market currencies against the USD and short positions in low yielding emerging market currencies against the USD, an investor's gain from interest rate differentials will exceed any potential losses from currency rate risk. The percentage weights for the currencies in the Forward Bias EM Index are rebalanced on a monthly basis pursuant to the mean-variance optimization and weighting constraint procedures (as discussed above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices"), which is designed to target a predetermined expected return for the index while minimizing the variance, or volatility, of the index returns.

None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to take a view that differs from this strategy.

The ten emerging market ("EM") currencies that comprise the Forward Bias EM Index are: Mexican Peso (MXN), Brazilian Real (BRL), Chilean Peso (CLP), Polish Zloty (PLN), Hungarian Forint (HUF), Czech Koruna (CZK), South African Rand (ZAR), Indonesian Rupiah (IDR), Korean Won (KRW) and Turkish Lira (TRY), in each case relative to the USD.

The Forward Bias EM Index also employs the Lehman Brothers Market Risk Sentiment Index (the "MARS Index") as a risk filter, and will exit all currency positions when the MARS Index indicates a "Risk Averse" state and re-enter currency positions when the MARS Index returns to indicating a "Risk Neutral" or "Risk Loving" state (as discussed below under "—Investment and Disinvestment using the MARS Index"). During any period during which the Forward Bias EM Index is disinvested from its currency positions, investors will have no exposure to those currencies and the return on the Forward Bias EM Index during that period will be zero (that is, the level of the Forward Bias EM Index will remain unchanged for any day on which the MARS Index is in a "Risk Averse" state).

    Investments in Forward Contracts

In contrast to the Forward Bias G10 Index and the MarQCuS Fundamental Indices, the notional positions in the EM currencies in the Forward Bias EM Index are not represented by positions in LBFX Indices, but rather by notional investments in forward transactions to buy or sell that EM currency against the USD (each, an "EM Forward"). A long position in an EM currency is represented by a forward contract to buy that currency and is reflected by a positive weighting for that EM currency in the Forward Bias EM Index, while a short position in the EM currency is represented by a forward contract to sell that currency and is reflected by a negative weighting in the Forward Bias EM Index.

For purposes of calculating the Forward Bias EM Index, each EM Forward is entered into for a monthly calculation period commencing on and including the last Index Business Day of each calendar month and ending on and including the last Index Business Day of the next succeeding month (each such period, a "Calculation Period"). The first Index Business Day in each Calculation Period is the same day as the last Index Business Day of the immediately preceding Calculation Period.

Each EM Forward in which the Forward Bias EM Index is notionally invested for a Calculation Period (a) has an effective date that is the first Index Business Day of that Calculation Period that is also a Currency Business Day for the relevant EM currency (in respect of each EM Forward for a given Calculation Period, the "Forward Entry Date") and (b) terminates on the earliest possible value date for a spot transaction in that EM currency in accordance with regular market convention that occurs on or after the 15th day of the month immediately following the month in which the related Forward Entry Date occurred, regardless of whether that date is an Index Business Day (in respect of each EM Forward for a given Calculation Period, the "Forward Termination Date"). For purposes of the above, a "Currency Business Day" for a given EM currency quoted against the USD is one on which commercial banks are open for business, including for dealings in foreign exchange in accordance with market practice of the foreign exchange market, in both New York and the principal banking center for that EM currency, as determined by the Index Calculation Agent.

The Forward Bias EM Index is at all times either long or short a given EM currency relative to the USD, unless (a) the monthly weighting for a currency is less than 3%, in which case the weighting for that currency will be reduced to zero (see "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices—Application of Currency Weighting Constraints" above), (b) if the Forward Bias EM Index is disinvested from all currency positions pursuant to a signal generated by the MARS Index (see "—Investment and Disinvestment using the MARS Index" below) or (c) in the event of certain Market Disruption Events (as defined below) with respect to an EM currency (see "—Disruption Events and Errors in Calculation—Market Disruptions" below).

    Long/Short Currency Investment and Index Level

The level for the Forward Bias EM Index on any Index Business Day is equal to the aggregate performance of the values of the EM Forwards for the ten EM currency pairs (and whether the Forward Bias EM Index is invested or disinvested pursuant to the MARS Index determination, as discussed in greater detail in "—Investment and Disinvestment using MARS Index" below), minus specified transaction costs (as discussed in greater detail under "—Transaction Costs" below), calculated as follows:

*
Percentage weightings are determined and re-balanced monthly through the mean-variance optimization and weighting constraint procedures further described above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices".

For any given Index Business Day, Forward Bias EMSTART equals the level of the Forward Bias EM Index on the first Index Business Day of the Calculation Period in which the Index Business Day occurs (which day is also the last Index Business Day of the immediately preceding Calculation Period). The level of the Forward Bias EM Index on any succeeding Index Business Day in an Index Calculation Period is therefore equal to the sum of the daily percentage increases and/or decreases in the index level as compared to the level of the Forward Bias EM Index at the start of the related Calculation Period.

The discounted weighted change in the value of each EM Forward i on any Index Business Day is calculated as follows:

*
Percentage weightings are determined and re-balanced monthly through the mean-variance optimization and weighting constraint procedures further described above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices".

The weighted value of each EM Forward on each Forward Entry Date represents the amount of the EM currency (for the given weighted amount of USD notional) that could be purchased (or sold) on the Forward Entry Date for delivery or valuation on the related Forward Termination Date (such amount, the "Forward EM Amount"), computed by multiplying the USD notional amount times the weighting for that EM currency times the forward rate for that EM currency determined on the Forward Entry Date (the "Forward Rate"). For the manner in which the Forward Rate is determined, see "—Determining EM Forward Rates" below. The weighting in respect of each EM currency for any Calculation Period is determined in accordance with the mean-variance optimization and weighting constraint procedures more fully described in "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices" above.

On any succeeding Index Business Day following the applicable Forward Entry Date, the USD value of the EM Forward may have increased or decreased. If the Forward Rate for the given EM currency on that Index Business Day has increased, meaning that as of that Index Business Day a given amount of USD notional would purchase more of the EM currency on the Forward Termination Date than the Forward Entry Amount, the EM Forward (the obligation to purchase the Forward Entry Amount on the Forward Termination Date) will be worth less in USD terms as of that Index Business Day. Conversely, if the Forward Rate for the given EM currency on that Index Business Day has decreased, meaning that as of that Index Business Day a given amount of USD notional would purchase less of the EM currency on the Forward Termination Date than the Forward Entry Amount, the EM Forward (the obligation to purchase the Forward Entry Amount on the Forward Termination Date) will have gained value in USD terms as of that Index Business Day. Accordingly, on each Index Business Day following the Forward Entry Date the value for the EM Forward is re-calculated by dividing the Forward Entry Amount by the Forward Rate on that Index Business Day. For the manner in which the Forward Rate is determined, see "—Determining EM Forward Rates" below.

The change in USD value of the EM Forward as of any Index Business Day is calculated by subtracting from that USD value the USD value of the EM Forward as of the immediately preceding Index Business Day, in each case determined in accordance with the above.

Applying the Discount Factor.    Since the value of the EM Forward determined on the Forward Entry Date and any subsequent Index Business Day represents the value of an obligation to purchase the Forward EM Amount in the future (on the Forward Termination Date), the change in value as of any Index Business Day is then discounted back to from the Forward Termination Date to that Index Business Day to reflect the rate of interest charged to "borrow" the USD. This discounting is calculated by multiplying the weighted change in the USD value of the EM Forward by a discount factor equal on any Index Business Day to one divided by the sum of one plus the product of (a) the number of calendar days from and including that Index Business Day to but excluding the Forward Termination Date, divided by 360, and (b) the overnight U.S. Fed Funds Effective Rate as of 4:30 p.m., London time, which appears on Reuters page FEDFUNDS1 under the heading "EFFECT" next to the most recent date.

Determining EM Forward Rates.    The Forward Rate for an EM Forward on the Forward Entry Date or any subsequent Index Business Day during a Calculation Period is equal to the forward rate for a deliverable or non-deliverable forward transaction to buy or sell that EM currency against the USD (expressed as an amount of currency per one USD) entered into on the related Effective Date and terminating on the Forward Termination Date, determined by observing the 1-month and 2-month forward rates on the Price Sources identified below. For purposes of the above, "Effective Date" means the earliest value date for a spot transaction in that EM currency assuming that the related Index Business Day is a roll date or fixing date for that EM currency, each in accordance with regular market convention for that EM currency and regardless of whether that Effective Date is an Index Business Day.

If the period from and including the Index Business Day on which the Forward Rate is being determined but excluding the relevant Forward Termination Date is longer than one month, the Forward Rate for the given EM currency for that period is interpolated on a linear basis between the 1-month and 2-month forward rates observed on the Price Sources identified below. If the period from and including the Index Business Day on which the Forward Rate is being determined to but excluding the relevant Forward Termination Date is less than one month, the Forward Rate for the given EM currency for that period is interpolated on a linear basis between the 1-month forward rate and spot exchange rates observed on the Price Sources identified below.

The 1-month forward rate and 2-month forward rate for an EM currency on any Index Business Day are the rates for forward contracts for the relevant EM currency against the USD with termination dates falling one month and two months, respectively, after the related Effective Date, in accordance with market convention.

For purposes of determining any Forward Rate on any Index Business Day, the value of such Forward Rate will be the value appearing on (or interpolated from the values appearing on) specified Reuters pages (each a "Price Source" or "Fallback Price Source" in respect of that EM currency pair) at 8:30 a.m., London time, in the case of IDR and KRW, and 4:00 p.m., London time, in respect of each other EM currency, on such Index Business Day, as determined by the Index Calculation Agent acting in good faith. The following table sets forth for each EM currency pair the Price Source (each a specified Reuters page) and Fallback Price Source (also each a specified Reuters page), as well as the applicable display convention:

Currency	Price Source*	Display Convention†	Fallback Price Source†‡	Display Convention

Mexican Peso (MXN)	USDMXN1MFIXM=WM USDMXN2MFIXM=WM	Points^	MXN1M= MXN2M=	Points^
Brazilian Real (BRL)	USDBRL1MFIXM=WM USDBRL2MFIXM=WM	Points^	BRL1MNDF= BRL2MNDF=	Points^
Chilean Peso (CLP)	USDCLP1MFIXM=WM USDCLP2MFIXM=WM	Points^	CLP1MNDF= CLP2MNDF=	Points^
Polish Zloty (PLN)	USDPLN1MFIXM=WM USDPLN2MFIXM=WM	Points^	PLN1M= PLN2M=	Points^
Hungarian Forint (HUF)	USDHUF1MFIXM=WM USDHUF2MFIXM=WM	Points^	HUF1M= HUF2M=	Points^
Czech Koruna (CZK)	USDCZK1MFIXM=WM USDCZK2MFIXM=WM	Points^	CZK1M= CZK2M=	Points^
South African Rand (ZAR)	USDZAR1MFIXM=WM USDZAR2MFIXM=WM	Points^	ZAR1M= ZAR2M=	Points^
Indonesian Rupiah (IDR)	PYLNDF2	Rate	IDR1M= IDR2M=	Points^
Korean Won (KRW)	PYLNDF	Rate	KRW1M= KRW2M=	Points^
Turkish Lira (TRY)	USDTRY1MFIXM=WM USDTRY2MFIXM=WM	Points^	TRY1M= TRY2M=	Points^

*
For any Price Source, the relevant forward rate shall be the mid price (calculated if necessary as the arithmetic average of the bid and ask prices), as determined by the Index Calculation Agent. Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the Index Calculation Agent acting in good faith.

†
Where the display convention for a specified EM currency is "Rate", the Forward Rate on any Index Business Day for that EM currency will equal (or be interpolated from) the forward rate(s) displayed on the Price Source or Fallback Price Source, as applicable. Where the display convention for a specified EM currency is "Points", the Forward Rate on any Index Business Day for that EM currency will equal (or be interpolated from) the spot rate for that EM currency on such Index Business Day plus the forward points displayed on the Price Source or Fallback Price Source, as applicable, which forward points shall equal the mid price (calculated if necessary as the arithmetic average of the bid and ask prices), as determined by the Index Calculation Agent acting in good faith.

‡
Used in the event that a price is not published on the Price Source at or before 4.30 p.m. London time. For any Fallback Price Source, the relevant forward rate shall be the mid price (calculated if necessary as the arithmetic average of the bid and ask prices) at approximately 4:30 p.m., London time, as determined by the Index Calculation Agent. Each Fallback Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published as determined by the Index Calculation Agent acting in good faith.

^
Due to differences in market quotation, certain observed Points are rebased in accordance with standard market practice in order to ensure consistent presentation.

For purposes of determining the Forward Rate for an EM currency pair for which the Price Source (or Fallback Price Source, as applicable) uses a "Points" display convention, the Forward Rate for such EM currency pair on such Index Business Day will equal (a) the forward points value displayed on the Price Source above (adjusted as described above, if applicable) plus (b) the spot exchange rate for the specified EM currency against the USD (expressed as an amount of currency per one USD) appearing on specified Reuters pages (each a "Price Source" or "Fallback Price Source" in respect of that EM currency pair), in each case at 8:30 a.m., London time, in the case of IDR and KRW, and 4:00 p.m., London time, in the case of each other EM currency, on such

Index Business Day, as determined by the Index Calculation Agent acting in good faith. The following table sets forth for each EM currency pair the Price Source (each a specified Reuters page) and Fallback Price Source (also each a specified Reuters page) for the applicable spot exchange rate against the USD:

Currency	Price Source*	Fallback Price Source†

MXN	USDMXNFIXM=WM	MXN=
BRL	USDBRLFIXM=WM	BRL=
CLP	USDCLPFIXM=WM	CLP=
PLN	USDPLNFIXM=WM	PLN=
HUF	USDHUFFIXM=WM	HUF=
CZK	USDCZKFIXM=WM	CZK=
ZAR	USDZARFIXM=WM	ZAR=
IDR	PYLNDF2	IDR=
KRW	PYLNDF	KRW=
TRY	USDTRYFIXM=WM	TRY=

*
Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the Index Calculation Agent acting in good faith.

†
Used in the event that a rate is not published on the Price Source at or before 4.30 p.m. London time. For any Fallback Price Source, the relevant spot exchange rate shall be the last published spot exchange rate at approximately 4:30 p.m., London time, as determined by the Index Calculation Agent. Each Fallback Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the Index Calculation Agent acting in good faith.

Please refer to "—Disruption Events and Errors in Calculation" below for a description of those circumstances constituting a Price Source Disruption and other circumstances in which the Forward Rates or a currency exchange rate may be determined other than by reference to the Price Sources indicated above.

    Forward Bias EM Index Weightings—Calculation of Expected Currency Returns

As discussed above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices", the Forward Bias EM Index calculates on each monthly Weight Determination Date the weights for the notional trading positions for the EM currencies represented by the index, using the mean-variance optimization procedure. The expected currency returns for the currencies in the Forward Bias EM Index used in the mean-variance optimization calculation, and the weighting constraints applied to the Forward Bias EM Index, are discussed further below.

As discussed above under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices—Mean-Variance Optimization", on each Weight Determination Date, the Index Calculation Agent will calculate the expected return as of such date of each EM currency in the Forward Bias EM Index for purposes of determining the weights of these currencies for the Calculation Period commencing on such date in accordance with the mean-variance optimization procedure.

The expected return of a currency as of the Weight Determination Date is equal to the difference between the implied currency deposit rate for that currency and the USD deposit rate as of such date.

The USD deposit rate on any Weight Determination Date is the overnight U.S. Fed Funds Effective Rate as of 4:30 p.m., London time, which appears on Reuters page FEDFUNDS1 under the heading "EFFECT" next to the most recent date.

For each EM currency, implied deposit rates are determined in accordance with the following formula, using one-month Forward Rates and spot exchange rates observed on the Weight Determination Date as described, and using the Price Sources specified, under "—Long/Short Currency Investment and Index Level—Determining EM Forward Rates" above:

*
Day Count represents the number of days from and including the Weight Determination Date (or if such day is not a Currency Business Day, as defined above, the Currency Business Day immediately preceding the Weight Determination Date) to and excluding the termination date of the 1-month Forward Contract, divided by 360.

    Investment and Disinvestment using the MARS Index

The MARS Index.    The Market Risk Sentiment (MARS) Index is an indicator of market risk sentiment that utilizes an aggregate of eight market parameters as measures of risk conditions. These eight parameters cover four basic categories: market volatility (1-year FX implied volatility and equity implied volatility), EM event risk (EM CDS spreads and EM equities), market liquidity (G3 swap spreads) and risk appetite ratios (equity-to-bond returns, gold price to gold equity returns and U.S. equity price earnings ratio). The parameters chosen were those that showed significant and consistent sensitivity across a set of historical global market risk events and that collectively showed a minimal level of correlation.

The MARS Index and any variations thereof is a proprietary index that Lehman Brothers International (Europe) developed in February 2007, and calculates. The Index Calculation Agent or any affiliate or subsidiary of its designation will act as calculation agent for the MARS Index and will calculate the level of the MARS Index on each Index Business Day, as described below. The methodology for determining the composition of the MARS Index and for calculating its value is subject to modification by the Index Calculation Agent.

On each Index Business Day, each of the eight individual risk parameters is ranked relative to its level over the prior 20 days, producing a rank of between one and 20 (with one being the most "risk-averse" signal and 20 the most "risk-loving"). This ranking process is designed to determine a relative position for each parameter within in its own history, and facilitates direct comparisons across parameters to measure the contribution to movement in the MARS Index. Once the individual ranks have been determined for the eight input parameters, a simple average of the ranks is calculated (this simple average therefore assumes equal weighting among the eight parameters). The average is normalized to a score between 0 and 1 and then averaged with the score calculated for the prior Index Business Day to generate a 2-day moving average. This 2-day moving average score is then published as the MARS Index level for that Index Business Day.

The MARS Index is published on each Index Business Day at approximately 7:30 a.m., London time, on LehmanLive and such other price sources as from time to time may be determined and specified by the Index Calculation Agent.

Currency Disinvestment/Reinvestment.    For purposes of the Forward Bias EM Index, a MARS Index score on any Index Business Day from but excluding 2/3 (0.6667) to and including 1 is interpreted as a signal that the market is in a "Risk Loving" state, a score from but excluding 1/3 (0.3333) to and including 2/3 (0.6667) is interpreted as a signal that the market is in a "Risk Neutral" state, and a score from and including 0 to and including 1/3 (0.3333) is interpreted as a signal that the market is in a "Risk Averse" state.

For any Index Business Day on which the MARS Index level indicates a "Risk Neutral" or "Risk Loving" state, the Forward Bias EM Index will be fully invested in the EM currencies that comprise the Forward Bias EM Index, in the manner and with the weightings determined as described above. However, if on any Index Business Day the MARS Index level changes to indicate a "Risk Averse" state, the Forward Bias EM Index disinvests from all EM currency positions from and including that

Index Business Day and will remain disinvested from all EM currency positions until the first succeeding Index Business Day on which the MARS Index level changes to indicate a "Risk Neutral" or "Risk Loving" state. During any period during which the Forward Bias EM Index is disinvested from its currency positions, investors will have no exposure to those currencies and the return on the Forward Bias EM Index during that period will be zero (that is, the level of the Forward Bias EM Index will remain unchanged for any day on which the MARS Index is in a "Risk Averse" state).

On any Index Business Day on which the Forward Bias EM Index reinvests in EM currency positions following a period of disinvestment, each currency will be reinvested at (a) the Forward Rate for that EM currency determined on the Index Business Day on which the reinvestment takes place, and (b) the percentage weighting implemented (or that, but for a disinvestment pursuant to the MARS Index described above, would have been implemented) on the most recent Weight Implementation Date preceding the Index Business Day on which the reinvestment takes place (subject to the Market Disruption Events discussed below).

    Transaction Costs

Unlike the Forward Bias G10 Index and the MarQCuS Fundamental Indices, the level of the Forward Bias EM Index does not subtract transaction costs on a daily basis, but rather only when positions in one or all EM Forwards are entered and exited, either (a) due to the rolling of EM currency positions to the new currency weightings for a given monthly Calculation Period or (b) to implement either the disinvestment from or reinvestment into currency positions in accordance with the signal generated by the MARS Index.

Transaction costs with respect to the rolling of EM currency positions for each monthly Calculation Period are subtracted from the Forward Bias EM Index on the Weight Implementation Date for that Calculation Period. Such costs are determined individually for each currency represented in the Forward Bias EM Index, and are equal to 0.15% times the absolute weight for that EM currency. These transaction costs represent the cost of exiting and entering long or short positions in the EM Forward for a given currency—that is, the cost of selling the EM Forward relating to the prior Calculation Period and of buying the new EM Forward relating to the current Calculation Period. However, for purposes of the Forward Bias EM Index, transaction costs for purchasing the new EM Forward for the current Calculation Period are not charged, and transaction costs will only be deducted for the sale of the EM Forward for the previous Calculation Period. Accordingly, for each EM currency, transaction costs will equal 0.15% times the absolute weight for that EM currency in the prior Calculation Period and, given that the sum of absolute weights of the EM currencies in the Forward Bias EM Index (before rounding) will equal 100% for any Calculation Period, 0.15% in total transaction costs will be subtracted from the level of the Forward Bias EM Index on each Weight Implementation Date.

With respect to the disinvestment from or reinvestment into currency positions in accordance with the signal generated by the MARS Index, transaction costs represent the cost of disinvesting from all EM currency positions due to the MARS Index changing from a "Risk Neutral" or "Risk Loving"

state to a "Risk Averse" state or of re-investing in all EM currency positions when the MARS Index changes from a "Risk Averse" state to a "Risk Neutral" or "Risk Loving" state (as discussed above under "—Investment and Disinvestment using the MARS Index"). Because these costs represent the costs of entering or exiting all currency positions, these costs are equal to a total 0.15%, and are deducted from the level of the Forward Bias EM Index on the Index Business Day on which the positions are entered into or exited. If the Index Business Day on which positions in the EM currencies are exited or entered is also a Weight Implementation Date, only the transaction costs associated with the full disinvestment or investment in response to the MARS Index signal will be charged (that is, transaction costs associated with periodic rolls of EM Forwards to implement new weightings will not be deducted on such Weight Implementation Date). In addition, during any period in which the Forward Bias EM Index is disinvested from all EM currency positions, no transaction costs will be deducted on any Index Business Day (notwithstanding any such Index Business Day being a Weight Implementation Date) until the Index Business Day on which the Forward Bias EM Index reinvests in all currency positions.

    Disruption Events and Errors in Calculation

Adjustments and Replacements.    In the event that there is any error relating to the calculation or publication of the level of the Forward Bias EM Index, the Index Calculation Agent will make such adjustments to each previously and/or subsequently published level of the Forward Bias EM Index as it deems necessary (acting in good faith) in order to rectify such error.

If the Index Calculation Agent, acting in good faith, determines on any Index Business Day that an EM currency then included in the Forward Bias EM Index no longer exists, has ceased being tradable against the USD, is no longer available or has been materially modified and the modification will have a materially adverse effect on the Forward Bias EM Index (including pursuant to any removal as described under "—Market Disruptions" below), the Index Calculation Agent will remove or replace such affected EM currency with an alternative currency, and may make such adjustments as it considers necessary so that the level of the Forward Bias EM Index after such removal or replacement reflects a similar level to that calculated prior to the removal or replacement, acting in good faith. Following the removal or replacement of a component EM currency, the Index Calculation Agent will promptly publish a notice that specifies the EM currency removed or replaced and any designated replacement thereof.

If the Index Calculation Agent, acting in good faith, determines that on any Index Business Day that the MARS Index is no longer available or has been materially modified and the modification will have a materially adverse effect on the Forward Bias EM Index, the Index Calculation Agent will replace the MARS Index with an alternative index, variable or other component, and may make such adjustments to the level of such replacement index, variable or other component as it considers necessary so that the level of the Forward Bias EM Index after the replacement reflects a similar level to that calculated prior to the replacement, acting in good faith. Following the replacement of the MARS Index, the Index Calculation Agent will promptly publish a notice which specifies the designated replacement thereof. If the Index Calculation Agent determines that no appropriate replacement for the MARS Index is available in such circumstances, the Index Calculation Agent will calculate and publish the MARS Index using the formula for and method of calculating the MARS Index last in effect prior to its discontinuation or modification. If the Index Calculation Agent, acting in good faith, determines that the MARS Index has been or will be rebased at any time, the MARS Index as so rebased will be used for purposes of determining the level of the MARS Index from the date of such rebasing; provided, however, that the Index Calculation Agent shall make such adjustments it considers necessary, if any, to the levels of the MARS Index so rebased so its level reflects the same level of the MARS Index before it was rebased.

Price Source Disruptions.    The Forward Rates used by the Index Calculation Agent to calculate the level of the Forward Bias EM Index are subject to modification by the Index Calculation Agent in certain circumstances as described below.

If the Index Calculation Agent, acting in good faith, determines that on any Index Business Day it has become impossible to obtain one or more spot or forward rates required to calculate a Forward Rate for an EM currency then included in the Forward Bias EM Index from the Price Source for such spot or forward rates, the Index Calculation Agent will determine the relevant Forward Rate (a) using the Fallback Price Source specified in relation to such spot or forward rates, as applicable, or (b) if it has also become impossible to obtain such spot or forward rates from such Fallback Price Source, acting in good faith.

If the Index Calculation Agent, acting in good faith, determines that on any Index Business Day the implied deposit rate for an EM currency calculated by reference to the Forward Rates and spot exchange rates on the applicable Price Sources (or, as applicable, Fallback Price Sources) on such Index Business Day differs by at least 0.50% from the implied deposit rate for that EM currency calculated by reference to the Forward Rates and spot exchange rates on the applicable Price Sources (or, as applicable, Fallback Price Sources) on the immediately preceding Index Business Day:

•
if such Index Business Day is a Weight Determination Date, the Index Calculation Agent will determine the implied deposit rate for such EM currency on such Weight Determination Date, acting in good faith; and

•
If such Index Business Day is not a Weight Determination Date, the Index Calculation Agent will determine the Forward Rate for such EM currency on such Index Business Day, acting in good faith.

Market Disruptions.    If the Index Calculation Agent, acting in good faith, determines that a Market Disruption Event (as defined below) has occurred or is in effect with respect to an EM currency then included in the Forward Bias EM Index at any time (the "Determination Time") on any day (which may but need not be an Index Business Day), then the Index Calculation Agent will, acting in good faith, determine each Forward Rate for the affected EM currency necessary for the calculation of the Forward Bias EM Index on any Index Business Day after the Determination Time to but excluding the Forward Rate to be calculated on an Index Business Day after the Market Disruption Event has ceased to be in effect; provided that:

•
if the Market Disruption Event occurs or remains in effect on a Weight Determination Date, the affected EM currency will not be included in the calculation of the weightings for the respective EM currencies (as described under "—Calculating Currency Weightings in the MarQCuS Forward Bias Indices" above) for the next succeeding Calculation Period, the sum of absolute percentage weights for the remaining EM currencies for such Calculation Period implemented on the succeeding Implementation Date will equal 100%, and such remaining EM currencies (excluding the affected EM currency) will be used to calculate the Forward Bias EM Index for each Index Business Day during the Calculation Period commencing after such Weight Determination Date;

•
if the Market Disruption Event had not occurred or was not in effect on a Weight Determination Date but occurs or remains in effect on the immediately succeeding Weight Implementation Date, the affected EM currency will be assigned a percentage weighting of zero for all Index Business Days in such Calculation Period (irrespective of whether such Market Disruption Event ceases to be in effect on any subsequent Index Business Day in such Calculation Period), and for purposes of calculating the Forward Bias EM Index during any such Calculation Period the percentage weightings of the other EM currencies in the Forward Bias EM Index will not be increased proportionally to accommodate the reduction to a zero percent weighting for the affected EM currency (that is, for such Calculation Period, the sum of absolute percentage weights of the EM currencies used to calculate the Forward Bias EM Index for such Calculation Period will be less than 100%); and

•
if the Market Disruption Event occurs or remains in effect on any Index Business Day on which the Forward Bias EM Index is to reinvest in EM currency positions following a period of disinvestment pursuant to a signal generated by the MARS Index (as described in "—Investment and Disinvestment using the MARS Index" above), the affected EM currency will be assigned a percentage weighting of zero upon such reinvestment for all Index Business Days in such Calculation Period from and including the Index Business Day on which the reinvestment occurred (irrespective of whether such Market Disruption Event ceases to be in effect on any subsequent Index Business Day in such Calculation Period), and for purposes of calculating the Forward Bias EM Index on each subsequent Index Business Day during such Calculation Period the percentage weightings of the other EM currencies in the Forward Bias EM Index will not be increased proportionally to accommodate the reduction to a zero percent weighting for the affected EM currency (that is, for such Calculation Period, the sum of absolute percentage weights of the EM currencies used to calculate the Forward Bias EM Index for such Calculation Period will be less than 100%); and

•
if the Index Calculation Agent determines in good faith that the Market Disruption Event in respect of an EM currency is permanent, the affected EM currency shall be permanently removed from the Forward Bias EM Index from and including the first Index Business Day on or after which the Index Calculation Agent has determined the permanence of such Market Disruption Event.

A "Market Disruption Event" means any of the following events with respect to an EM currency, as determined by the Index Calculation Agent acting in good faith:

•
the exchange rate used to calculate the Forward Rate applicable to that EM currency splits into dual or multiple currency exchange rates;

•
it becomes impossible to obtain a firm quote of any component of the Forward Rate for that EM currency;

•
it becomes impossible to convert generally in the currency markets that EM currency into USD through customary legal channels; or to convert that EM currency into USD at a rate at least as favorable as the rate for domestic institutions located in the jurisdiction for which the relevant EM currency is the lawful currency (with respect to an EM Currency, such currency's "Currency Jurisdiction");

•
it becomes impossible in the markets to deliver (a) amounts denominated in USD from accounts inside the Currency Jurisdiction for an EM currency to accounts outside that Currency Jurisdiction or (b) amounts denominated in the EM currency between accounts inside the relevant Currency Jurisdiction or to a party that is a non-resident of that Currency Jurisdiction (solely in respect of EM currencies in which delivery to non-residents of the Currency Jurisdiction was previously allowed); or

•
any event (other than any other event described above) has occurred and/or is in existence with respect to an EM Currency that is beyond the control of the Index Calculation Agent, that (a) prevents, materially delays or makes it impossible for the Index Calculation Agent to fulfill any of its obligations in calculating the Index or (b) generally makes it impossible for a hypothetical market maker who has provided a product which replicates the Forward Bias EM Index to continue to hedge with other market participants exposure arising through providing a product that attempts to replicate the Index in its entirety or in any material part.

MarQCuS FUNDAMENTAL INDICES

Overview

The MarQCuS Fundamental Indices—the TurnRate Index, Major/Miner Index, CoBALT Index and RAFT Index—are based on strategies constructed using a signal-driven, systematic trading model design. These strategies utilize financial market information (including equities, rates, commodities, credit and volatility) as signals of approximate market expectations about business cycles (bullish or bearish) and/or financial market conditions (risk favoring or risk averse) and, on the basis of observed historical sensitivities of various currency rates to such signals, trade such currencies in a systematic manner in response to the signals generated.

Each MarQCuS Fundamental Index represents the total return on a notional investment in a basket of specified G10 currency pairs, each of which is represented by a notional investment in the LBFX Index corresponding to such currency pair (as discussed below under "—Long/Short Currency Investment and Index Level"), traded in accordance with the rules of the strategy underlying that MarQCuS Fundamental Index.

Within each MarQCuS Fundamental Index, each G10 currency pair is assigned a corresponding signaling variable, which is a particular macro-economic indicator that has historically shown a significant relationship with movements in that particular foreign currency exchange rate. Data for these indicators are observed each day, and signals are generated daily for each of the four trading strategies underlying the MarQCuS Fundamental Indices. The notional (long or short) position in each G10 currency pair in a MarQCuS Fundamental Index is then completely determined by values of the relevant signaling variable. The G10 currency pairs and their related signaling variables are identified separately in the description for each MarQCuS Fundamental Index below.

The following graphic illustrates the general construction of each MarQCuS Fundamental Index:

    Long/Short Currency Investment and Index Level

Although each MarQCuS Fundamental Index will notionally invest in a different specific subset of G10 currency pairs, and the number of currency pairs will vary among the MarQCuS Fundamental Indices, within each MarQCuS Fundamental Index each currency pair is deemed to have an equal percentage weight on each Index Business Day (as defined below).

Within each MarQCuS Fundamental Index, an investment in a particular currency pair is always viewed from the perspective of the first named currency in that pair, and the investment can either be long that first currency (and therefore short the second currency in the pair) or short the first currency (and therefore long the second currency). For example, if an investor is long currency pair X/Y, then the investor is long currency X and short currency Y, while an investor that is short currency pair X/Y is long currency Y and short currency X. Because with respect to each MarQCuS Fundamental Index an investment in a particular currency pair is represented by a notional position in the LBFX Index for that currency pair, a long position in an LBFX Index will result in a positive return for that currency in the MarQCuS Fundamental Index when the LBFX Index increases, while a short position in an LBFX Index will result in a positive return for that currency in the MarQCuS Fundamental Index when the LBFX Index decreases. Each MarQCuS Fundamental Index is at all times either long or short a given G10 currency pair—that is, if a G10 currency pair is identified for a particular MarQCuS Fundamental Index, at no time will the MarQCuS Fundamental Index not have exposure to that particular currency pair.

The level for any MarQCuS Fundamental Index on any Index Business Day (as defined below) is equal to the weighted average sum of the increases and decreases in the LBFX Indices for the currency pairs in the MarQCuS Fundamental Index, minus specified transaction costs (as discussed in greater detail below under "—Transaction Costs"), calculated as follows:

    Disruption Events and Errors in Calculation

If on any Index Business Day, in the good faith determination of the Index Calculation Agent, the level of any LBFX Index necessary to the calculation or publication of the level of any MarQCuS Fundamental Index is not published on the applicable price source for that LBFX Index (each, a "Price Source" for that LBFX Index) for such day, the Index Calculation Agent will determine the value of the relevant LBFX Index: (a) using the Fallback Price Source specified in relation to such LBFX Index; or (b) if such Fallback Price Source also fails to publish the level of the relevant LBFX Index, acting in good faith. For the Price Sources and, where relevant, Fallback Price Sources, applicable to each LBFX Index, see "The Lehman Brothers Foreign Exchange (LBFX) Indices—Overview" below.

In the event that there is an error relating to the calculation or publication of the level of any MarQCuS Fundamental Index, the Index Calculation Agent will make such adjustments to each previously and/or subsequently published level of that MarQCuS Fundamental Index as it deems necessary (acting in good faith) in order to rectify such error.

If the Index Calculation Agent, acting in good faith, determines that an LBFX Index has been or will be rebased at any time, the relevant LBFX Index as so rebased will be used for purposes of calculating the applicable MarQCuS Fundamental Index or Indices from the date of such rebasing; provided, however, that the Index Calculation Agent shall make such adjustments it considers necessary, if any, to the levels of the relevant LBFX Index so rebased so its level reflects the same level of the relevant LBFX Index before it was rebased.

In the event that, on any day, there is any event or circumstance which, in the opinion of the Index Calculation Agent, acting in good faith, generally prevents dealers in the market from entering into transactions of the type which would be required to replicate the MarQCuS Fundamental Index, the level for that MarQCuS Fundamental Index for such day shall be as determined by the Index Calculation Agent acting in good faith.

Finally, if the Index Calculation Agent, acting in good faith, determines that on any Index Business Day that a component LBFX Index (a) is no longer available or (b) has been materially modified and such modification will have a materially adverse effect on a given MarQCuS Fundamental Index, the Index Calculation Agent shall remove or replace such affected component LBFX Index with an alternative index or rate, variable or other component, and may make such adjustments to the level of such replacement index or rate, variable or other component as it considers necessary so that the level of the affected MarQCuS Fundamental Index after such removal or replacement reflects a similar level to that calculated prior to the removal or replacement, acting in good faith. Following the removal or replacement of a component LBFX Index, the Index Calculation Agent will promptly publish a notice that specifies the component LBFX Index removed or replaced and any designated replacement thereof.

    Trading Currency Positions in Response to Signaling Variables

The determination of whether a MarQCuS Fundamental Index will be long or short a currency pair is determined entirely by the signaling variable specified for each currency pair in the particular MarQCuS Fundamental Index.

For any Index Business Day on which the value of the signaling variable for that currency pair (X/Y) in the particular MarQCuS Fundamental Index is strictly above the trailing 20-day moving average of that signaling variable, the MarQCuS Fundamental Index will maintain a long position in that currency pair (i.e., long currency X and short currency Y), implemented through a long position in the corresponding LBFX Index or Indices, as described above. If on any Index Business Day on which an LBFX Index is long currency pair X/Y the value of the signaling variable corresponding to that currency pair is equal to or below the trailing 20-day moving average of that signaling variable, then the MarQCuS Fundamental Index will switch to a short position in the currency pair (i.e., short currency X and long currency Y), represented by a short position in the corresponding LBFX Index, as discussed above. The particular MarQCuS Fundamental Index will then maintain this short position until the first Index Business Day on which the signaling variable for that currency pair indicates the MarQCuS Fundamental Index should go long that currency pair, as described above.

For each signaling variable, the trailing 20-day moving average as of any Index Business Day, is equal to the arithmetic average of the values of such signaling variable for the 20 consecutive Index Business Days ending on and including the Index Business Day on which the trailing 20-day moving average is being calculated. For a description of the manner in which the signaling variables are determined, see "—Determination of Signaling Variable" below.

The following graphic illustrates the trading signal for a hypothetical currency pair X/Y. When the value of the signaling value variable crosses up (down) through the 20-day moving average a signal is generated to go long (short) currency pair X/Y.

    Transaction Costs

The level of each MarQCuS Fundamental Index determined on an Index Business Day is net of certain transaction costs, including roll costs and spot execution costs (if any). Roll costs represent the cost arising from rolling the positions in the LBFX Indices and are set at 0.0008% for each calendar day. Thus, for any Index Business Day, the level of the MarQCuS Fundamental Index will reflect the deduction of 0.0008% from its level otherwise determined (or if such Index Business Day follows one or more calendar days that were not Index Business Days, the deduction of 0.0008% for that Index Business Day and each preceding day that was not an Index Business Day). The spot execution costs (if any) on any Index Business Day will be added to the 0.0008% roll cost for that Index Business Day to determine the total transaction costs.

Spot execution costs represent the cost of switching from a short position in a currency pair to a long position, or from a long position to a short position, as necessitated by changes in the related signaling variable. Spot execution costs are determined individually for each currency pair represented in the particular MarQCuS Fundamental Index, and are equal to 0.07% times the notional amount invested long or short in that currency pair on a weighted average basis (based on the number of currency pairs represented in that MarQCuS Fundamental Index and an equal weighting for each such currency pair). Because spot execution costs are determined separately for each currency on a weighted average basis, the greatest spot execution cost that will be subtracted from the level of a MarQCuS Fundamental Index on any Index Business Day will be a total of 0.07% (which would reflect a switch in position for each currency pair on that Index Business Day). If no signaling variable requires a position change in a given MarQCuS Fundamental Index on any Index Business Day, no spot execution cost will be subtracted from the level of that MarQCuS Fundamental Index on such Index Business Day.

    Determination of Signaling Variable

The values for the signaling variable for any currency pair in any MarQCuS Fundamental Index on any Index Business Day, and for purposes of computing the trailing 20-day moving average for that signaling variable as of that Index Business Day, will be determined on each Index Business Day by the Index Calculation Agent by reference to the price sources for the signaling variables identified in the descriptions of each MarQCuS Fundamental Index below (each, a "Price Source" for that signaling variable). Each signaling variable may be composed of one or more separate components. Where the signaling variable is composed of multiple components, each separate component will have a separate Price Source. Each Price Source specified for a signaling variable (or component) will be deemed to refer to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the level of any signaling variable, or component thereof, any replacement page, on which the value of the signaling variable (or component) may be published, as determined by the Index Calculation Agent acting in good faith.

The following provisions specify the manner in which the signaling variable will be determined for any Index Business Day in certain circumstances:

•
If a Signaling Variable Business Day is specified for any signaling variable (or any component of a signaling variable having multiple components) and on any Index Business Day the value for that signaling variable (or component) cannot be determined by the Index Calculation Agent because it is not a Signaling Variable Business Day for that signaling variable, the value for such signaling variable (or component) for such Index Business Day will be deemed to be its value on the immediately preceding Signaling Variable Business Day. The Signaling Variable Business Day will differ for each MarQCuS Fundamental Index and is further specified in the descriptions of each MarQCuS Fundamental Index below.

•
If on any Index Business Day, in the determination of the Index Calculation Agent, acting in good faith, a Price Source Disruption has occurred with respect to a signaling variable (or any component of a signaling variable having multiple components), the Index Calculation Agent will determine the value of the relevant signaling variable: (a) using the Fallback Price Source specified in relation to such variable identified in the descriptions of each MarQCuS Fundamental Index below (if any); (b) if no Fallback Price Source is specified or such Fallback Price Source is also subject to a Price Source Disruption, acting in good faith. A "Price Source Disruption" means that the relevant Price Source for a signaling variable (or component thereof) fails to publish a level for the relevant day.

•
If on any Index Business Day the level published on any Price Source in relation to any signaling variable (or component) is, in the determination of the Index Calculation Agent, acting in good faith, significantly different to the level of such signaling variable (or component) prevailing in the market, such signaling variable (or component) shall instead be determined by the Index Calculation Agent acting in good faith.

•
If the signaling variable or component is an index (a "Signal Index") and:

•
the Signal Index is not calculated and announced by the Signal Index sponsor, but is calculated and announced by a successor sponsor acceptable to the Index Calculation Agent or is replaced by a successor index using, in the good faith determination of the Index Calculation Agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the Signal Index, then in each case that index will be deemed to be the index;

•
there is a material change in the formula or method of calculation of the Signal Index, the Index Calculation Agent, acting in good faith, shall determine whether the Signal Index will continue to be used (or, if the material change results from an error, the Index Calculation Agent will make such adjustments to each previously and/or subsequently published level of the Signal Index as it deems necessary (acting in good faith) in order to rectify such error).

•
the Index Calculation Agent determines, acting in good faith, that the Signal Index has been or will be rebased at any time, the Signal Index as so rebased (the "Rebased Index") will be used for purposes of determining the level of that Signal Index from the date of such rebasing; provided, however, that the Index Calculation Agent shall make such adjustments it considers necessary, if any, to the levels of the Rebased Index so that the Rebased Index levels reflect the same level of the Signal Index before it was rebased.

•
Finally, if the Index Calculation Agent, acting in good faith, determines on any Index Business Day that a signaling variable (a) is no longer available or (b) has been materially modified and such modification will have a materially adverse effect on a MarQCuS Fundamental Index, the Index Calculation Agent shall remove or replace such affected signaling variable with an alternative signaling variable, and may make such adjustments to the level of such replacement signaling variable as it considers necessary so that the level of the MarQCuS Fundamental Index after such removal or replacement reflects a similar level to that calculated prior to the removal or replacement, acting in good faith. Following the removal or replacement of a signaling variable, the Index Calculation Agent will promptly publish a notice that specifies the signaling variable removed or replaced and any designated replacement thereof.

TurnRate Index

The TurnRate Index is based on the strategy that takes the view that the expectations of relative tightness or looseness of monetary policy between one country and another have a meaningful impact on currency performance. If the ratio of one country's interest rate relative to another is increasing, the implication is that the market is expecting tighter monetary policy in the first country relative to the second country. Thus, a faster increase in interest rates for the first country relative to the second country implies a strengthening of the currency of the first country relative to the currency of the second country. Note that the strategy underlying the TurnRate Index is not a typical carry-type trading strategy. Whereas pure currency-based carry strategies use the level of interest rates to generate a signal (buy high-yielding currencies, sell low-yielding ones), TurnRate signals are generated using the change in the interest-rate ratio. As a result, the TurnRate strategy can result in being long and short any mix of high- and low-yielding currencies.

None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that the strategy underlying the TurnRate Index is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to take a view that differs from this strategy.

To implement the view of the underlying strategy, the TurnRate Index has identified ten G10 currency pairs based on their liquidity, risk diversification properties and consistent historical sensitivities to movements in interest rate ratios. Each of the ten currency pairs has an equal percentage weighting in the TurnRate Index. Each currency pair was then assigned a particular interest rate ratio as its signaling variable, and the TurnRate Index will then invest long in a currency pair or short a currency pair based on observed levels of the interest rate ratio signaling variable relative to that variable's trailing 20-day moving average, as described in further detail above under "—Overview—Trading Currency Positions in Response to Signaling Variables". For a description of the manner in which the return on the TurnRate Index is calculated, see "—Overview—Long/Short Currency Investment and Index Level".

The following table sets forth the ten currency pairs that comprise the TurnRate Index, and for each currency pair the associated LBFX Index (or LBFX Indices) and relevant signaling variables. For purposes of the TurnRate Index, a long investment in the currency pair indicates an investment that is long the first currency of that pair and short the second currency of that pair (in each case implemented by a position in one or more LBFX Indices, as further described in "The Lehman Brothers Foreign Exchange (LBFX) Indices" below).

Currency Pair	LBFX Index / Indices	Signaling Variable

GBP/JPY	LBFX GBP—LBFX JPY *	10Y GBP Swap / 10Y JPY Swap
EUR/JPY	LBFX EUR—LBFX JPY *	10Y EUR Swap / 10Y JPY Swap
AUD/NZD	LBFX AUD—LBFX NZD *	2Y AUD Swap / 2Y NZD Swap
NOK/SEK	LBFX NOK—LBFX SEK *	2Y NOK Swap / 2Y SEK Swap
NZD/CAD	LBFX NZD—LBFX CAD *	2Y NZD Swap / 2Y CAD Swap
GBP/CAD	LBFX GBP—LBFX CAD *	2Y GBP Swap / 2Y CAD Swap
EUR/GBP	LBFX EUR—LBFX GBP *	2Y EUR Swap / 2Y GBP Swap
EUR/USD	LBFX EUR	2Y EUR Swap / 2Y USD Swap
EUR/NOK	LBFX EUR—LBFX NOK *	2Y EUR Swap / 2Y NOK Swap
USD/JPY	LBFX JPY	10Y USD Swap / 10Y JPY Swap

*
For a description of investing in currency pairs of G10 currencies through the LBFX Indices in which the USD is not one of the currencies, see "The Lehman Brothers Foreign Exchange (LBFX) Indices—Trading non-USD Currency Pairs" below.

For currency pairs in which the Japanese Yen is one of the currencies, 10-year rates were selected for the signaling variable, while for other currency pairs 2 year rates were selected (in each case based on historical observed sensitivities of the particular currencies). The TurnRate Index uses swap rates rather than bonds as the components of the signaling variable ratios, based on the view that swap rates tend to be more liquid instruments than bonds, and hence should be more responsive to changes in interest rate expectations.

The table below sets forth the Price Source for each swap rate component of the signaling variables above. For purposes of determining the value of any signaling variable component on any Index Business Day, the value of such component will be the value appearing on the applicable Price Source at 3:15 p.m., London time, on such Index Business Day, as determined by the Index Calculation Agent acting in good faith.

Signaling Variable Component	Price Source *

10Y GBP Swap	The arithmetic average of the semi-annual swap bid and ask rates for GBP swap transactions with a maturity of 10 years which appear on Reuters page GBPSB6L10Y=
10Y USD Swap	The arithmetic average of the semi-annual swap bid and ask rates for USD swap transactions with a maturity of 10 years, which appear on Reuters page USDSB3L10Y=RR
10Y JPY Swap	The arithmetic average of the semi-annual swap bid and ask rates for JPY swap transactions with a maturity of 10 years, which appear on Reuters page JPYSB6L10Y=
10Y EUR Swap	The arithmetic average of the annual swap bid and ask rates for EUR swap transactions with a maturity of 10 years, which appear on Reuters page EURAB6E10Y=
2Y EUR Swap	The arithmetic average of the annual swap bid and ask rates for EUR swap transactions with a maturity of 2 years, which appear on Reuters page EURAB6E2Y=
2Y GBP Swap	The arithmetic average of the semi-annual swap bid and ask rates for GBP swap transactions with a maturity of 2 years which appear on Reuters page GBPSB6L2Y=
2Y USD Swap	The arithmetic average of the semi-annual swap bid and ask rates for USD swap transactions with a maturity of 2 years, which appear on Reuters page USDSB3L2Y=RR
2Y CAD Swap	The arithmetic average of the semi-annual swap bid and ask rates for CAD swap transactions with a maturity of 2 years, which appear on Reuters page CADSB3BA2Y=
2Y AUD Swap	The arithmetic average of the quarterly swap bid and ask rates for AUD swap transactions with a maturity of 2 years, which appear on Reuters page AUDQM3AB2Y=
2Y NZD Swap	The arithmetic average of the semi-annual swap bid and ask rates for NZD swap transactions with a maturity of 2 years, which appear on Reuters page NZDSM3NB2Y=
2Y NOK Swap	The arithmetic average of the annual swap bid and ask rates for NOK swap transactions with a maturity of 2 years, which appear on Reuters page NOKAB6O2Y=
2Y SEK Swap	The arithmetic average of the annual swap bid and ask rates for SEK swap transactions with a maturity of 2 years, which appear on Reuters page SEKAB3S2Y=

*
Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant signaling variable component, any replacement page, on which the relevant signaling variable, or component thereof, is published, as determined by the Index Calculation Agent acting in good faith.

Please see "—Overview—Determination of Signaling Variable" for a description of those circumstances constituting a Price Source Disruption and other circumstances in which the values for the signaling variable components may be determined other than by reference to the Price Sources indicated above.

Major/Miner Index

The Major/Miner Index is based on a strategy that takes the view that certain currencies react in predictable ways to changes in market expectations about global business cycles, and that equity markets are generally leading indicators of business cycles (and thus the observation of the dynamics of equity markets is one way to determine market business cycle expectations). This relationship is based on a rationale that (a) the dynamics of specific equity sectors translate to positive developments for certain countries' export industries (creating a market perception that the increase in export volumes will result in foreign currency earnings that need to be repatriated, thereby strengthening the local currency) and (b) positive developments in a country's export sector may help to drive that country's general economy, resulting in currency strength.

None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that the strategy underlying the

Major/Miner Index is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to take a view that differs from this strategy.

To implement the view of the underlying strategy, the Major/Miner Index has identified five G10 currency pairs, which were selected based on their exposure to certain equity industry sectors or equity markets in general, whether the currency pairs are pro-cyclical or counter-cyclical, and the consistent historical relationship of the performance of the currency pairs to the performance of the related equity indices. Each of the five currency pairs has an equal percentage weighting in the Major/Miner Index. Each currency pair was then assigned a particular equity index as its signaling variable, depending on whether overall market returns or specific industry sectors are more relevant for that currency pair. The Major/Miner Index will then invest long a currency pair or short a currency pair, based on observed levels of the equity index signaling variable relative to that variable's trailing 20-day moving average, as described in further detail above under "—Overview—Trading Currency Positions in Response to Signaling Variables". For a description of the manner in which the return on the Major/Miner Index is calculated, see "—Overview—Long/Short Currency Investment and Index Level".

The following table sets forth the five currency pairs that comprise the Major/Miner Index, and for each currency pair the associated LBFX Index (or Indices) and relevant signaling variable. For purposes of the Major/Miner Index, a long investment in the currency pair indicates an investment that is long the first currency of that pair and short the second currency of that pair (in each case implemented by a position in one or more LBFX Indices, as further described in "Lehman Brothers Foreign Exchange (LBFX) Indices" below).

Currency Pair	LBFX Index/Indices	Signaling Variable

AUD/USD	LBFX AUD	S&P Materials Sector Index
NZD/USD	LBFX NZD	S&P Materials Sector Index
CAD/USD	LBFX CAD	S&P Materials Sector Index
SEK/USD	LBFX SEK	S&P 500 Index
SEK/CHF	LBFX SEK – LBFX CHF *	S&P 500 Index

*
For a description of investing in currency pairs of G10 currencies through the LBFX Indices in which the USD is not one of the currencies, see "The Lehman Brothers Foreign Exchange (LBFX) Indices—Trading non-USD Currency Pairs" below.

The signaling variables above were selected based on the view that they serve as broadly recognized proxies for equity markets or certain equity market sectors, and assigned to the relevant currencies based on the consistent observed historical relationships identified above. The S&P 500 Index is a capitalization weighted index that includes 500 leading companies in leading industries of the U.S. economy. The S&P 500 Materials Sector Index is a capitalization weighted index that tracks companies in the chemicals, construction materials, containers and packaging, metals and mining and paper and forest products sectors, and is a subset of the S&P 500 Index.

The table below sets forth the Price Source for each signaling variable above. For purposes of determining the value of any signaling variable on any Index Business Day, the value of such signaling variable will be the value appearing on the applicable Price Source at 3:15 p.m., London time, on such Index Business Day, as determined by the Index Calculation Agent acting in good faith.

Signaling Variable	Price Source *

S&P Materials Sector Index	For any day, the last published price of the Standard & Poor's 500 Materials Sector Index appearing on Reuters page .GSPM
S&P 500 Index	For any day, the last published price of the Standard & Poor's 500 Index appearing on Reuters page .SPFIV

*
Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant signaling variable, any replacement page, on which the relevant signaling variable is published, as determined by the Index Calculation Agent acting in good faith.

Please see "—Overview—Determination of Signaling Variable" for a description of those circumstances constituting a Price Source Disruption and other circumstances in which the values for the signaling variables may be determined other than by reference to the Price Sources indicated above.

CoBALT Index

The Commodity Based Algorithmic Trading (CoBALT) Index is based on a strategy that takes the view that certain currencies react in predictable ways to changes in commodities prices. This relationship is based on a two-part rationale, as discussed below.

For commodity-exporting countries fluctuations in commodity prices provide an outlook for those countries' future export cash flows, and therefore these countries would expect to see their currency appreciate when commodity prices rise. In addition, cyclical effects, in which rising commodity prices can signal a rise in global economic activity, would also serve to strengthen pro- cyclical currencies. For the USD, however, the relationship between commodity prices and currency moves is more complex. The United States is a large net commodity importer; therefore, a commodity price rally will tend to be a negative signal for the U.S. economy and the U.S. terms of trade. Simultaneous with this effect, commodity prices are usually denominated in USD, such that an increase in commodity prices may sometimes imply a perception of a weaker USD. Finally, as the USD is a major reserve currency, it is often used as a "store of value" by other countries; when U.S. or global inflation expectations rise, historical observation indicates that the USD tends to depreciate, while gold prices tend to rise. Following from this two-part rationale, the strategy underlying the CoBALT Index interprets commodity price shifts as a signal for currency movements.

None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that the strategy underlying the CoBALT Index is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to take a view that differs from this strategy.

To implement the view of the underlying strategy, the CoBALT Index has identified eight G10 currency pairs that have exhibited consistent historical sensitivity to price movements of particular commodities, and each currency pair was then assigned as a signaling variable a commodity index corresponding to that particular commodity. Each of the eight currency pairs has an equal percentage weighting in the CoBALT Index. The CoBALT Index will then invest long in a currency pair or short a currency pair based on observed levels of the commodity index signaling variable relative to that variable's trailing 20-day moving average, as described in further detail above under "—Overview—Trading Currency Positions in Response to Signaling Variables". For a description of the manner in which the return on the CoBALT Index is calculated, see "—Overview—Long/Short Currency Investment and Index Level".

Certain currency pairs exhibited consistent historical sensitivity to price movements of more than one commodity, and as a result are included in the CoBALT Index more than once, each time with a different signaling variable. Each time a currency pair is included in the CoBALT Index it is treated as a separate currency pair and the several positions in that currency pair will be traded separately in response to the individual signaling variable. Depending on the levels of the commodity index signaling variables for that currency pair, the CoBALT Index at any time could be invested long or short the same currency pair multiple times, or both long and short the same currency pair simultaneously.

The following table sets forth the eight currency pairs that comprise the CoBALT Index, and for each currency pair the associated LBFX Index (or Indices) and relevant signaling variable. For purposes of the CoBALT Index, a long investment in the currency pair indicates an investment that is long the first currency of that pair and short the second currency of that pair (in each case implemented by a position in one or more LBFX Indices, as further described in "The Lehman Brothers Foreign Exchange (LBFX) Indices" below). As discussed above, for the purposes of all CoBALT Index calculations, an LBFX Index that is listed more than once in the table above shall be treated as a separate LBFX Index.

Currency Pair	LBFX Index / Indices	Signaling Variable

AUD/USD	LBFX AUD	The Dow Jones-AIG Copper Sub-Index
CAD/USD	LBFX CAD	The Dow Jones-AIG Copper Sub-Index
NZD/USD	LBFX NZD	The Dow Jones-AIG Gold Sub-Index
EUR/USD	LBFX EUR	The Dow Jones-AIG Gold Sub-Index
EUR/USD	LBFX EUR	The Dow Jones-AIG Natural Gas Sub-Index
NOK/USD	LBFX NOK	The Dow Jones-AIG Crude Oil Sub-Index
NOK/AUD	LBFX NOK – LBFX AUD *	The Dow Jones-AIG Crude Oil Sub-Index
NOK/NZD	LBFX NOK – LBFX NZD *	The Dow Jones-AIG Crude Oil Sub-Index

*
For a description of investing in currency pairs of G10 currencies through the LBFX Indices in which the USD is not one of the currencies, see "The Lehman Brothers Foreign Exchange (LBFX) Indices—Trading non-USD Currency Pairs" below.

The signaling variables were selected based on the consistent observed historical relationships with the particular currencies, and indices were selected rather than individual commodity contracts on the basis that these indices are traded in liquid markets and provide reliable price signals. Each of the signaling variables is a single-commodity excess return sub-index of the Dow Jones-AIG Commodity Index. The Dow Jones-AIG Commodity Index is an excess return index composed of futures contracts on 19 physical commodities, each of which trades on U.S. exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange. The Dow Jones-AIG Commodity Index, and each sub-index thereof, is sponsored, calculated and published by calculated Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp. (the "DJAIG Sponsors").

The table below sets forth the Price Source for each signaling variable above. For purposes of determining the value of any signaling variable on any Index Business Day, the value of such signaling variable will be the value appearing on the applicable Price Source at 3:15 p.m., London time, on such Index Business Day, as determined by the Index Calculation Agent acting in good faith.

Signaling Variable	Price Source *

The Dow Jones-AIG Copper Sub-Index	For any day, the level of the Dow Jones-AIG Copper Sub-Index as displayed on Reuters page .DJAIGHG
The Dow Jones-AIG Gold Sub-Index	For any day, the level of the Dow Jones-AIG Gold Sub-Index as displayed on Reuters page .DJAIGGC
The Dow Jones-AIG Natural Gas Sub-Index	For any day, the level of the Dow Jones-AIG Natural Gas Sub-Index as displayed on Reuters page .DJAIGNG
The Dow Jones-AIG Crude Oil Sub-Index	For any day, the level of the Dow Jones-AIG Crude Oil Sub-Index as displayed on Reuters page .DJAIGCL

*
Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant signaling variable, any replacement page, on which the relevant signaling variable is published, as determined by the Index Calculation Agent acting in good faith.

If any Index Business Day on which the value for any signaling variable is to be observed is not a Signaling Variable Business Day for that signaling variable (and if no Price Source Disruption is in effect), the value for such signaling variable for such Index Business Day will be deemed to be the value appearing on the applicable Price Source at 3:15 p.m., London time, on the immediately preceding Signaling Variable Business Day for that signaling variable. For the CoBALT Index, a "Signaling Variable Business Day" for any signaling variable means a day on which the DJAIG Sponsors are scheduled to publish a level for the signaling variable.

Please see "—Overview—Determination of Signaling Variable" for a description of those circumstances constituting a Price Source Disruption and other circumstances in which the values for the signaling variables may be determined other than by reference to the Price Sources indicated below.

RAFT Index

The Risk Appetite Factor Trading (RAFT) Index is based on a strategy that takes the view that certain currencies react in predictable ways to changes in market risk conditions (that is, increases and decreases in risk aversion) due to external imbalances in the economies of related countries. The strategy also reflects the view that individual currencies have and will react independently to different risk-aversion factors, and that risk factors must be interpreted individually since they reflect (and emerge from) different causes. Using this rationale, the RAFT strategy interprets changes in individual risk factors as a signal for the movements of particular currencies, and broadly seeks to move from positions in riskier currencies into positions in less risky currencies as market risk trends increase, or from less risky currencies into riskier currencies as market risk trends moderate.

None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that the strategy underlying the RAFT strategy is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to take a view that differs from this strategy.

To implement the view of the underlying strategy, the RAFT Index has identified twenty-two G10 currency pairs that have exhibited consistent historical sensitivity to changes in particular measures of market risk. The long currency and short currency in each currency pair were determined by analysis of the consistent reactions of these currencies and their related economies during, and their positive or negative correlation to, historical market risk conditions. The long currency in each pair is the currency that performed well in periods when risk aversion was low, while the short currency in each pair is one that performed well in periods where risk aversion was high. Each of the twenty-two currency pairs has an equal percentage weighting in the RAFT Index. Each currency pair was then assigned as a signaling variable a particular measure of market risk, and the RAFT

Index will then invest long in a currency pair or short a currency pair based on observed levels of the risk measure signaling variable relative to that variable's trailing 20-day moving average, as described in further detail above under "—Overview—Trading Currency Positions in Response to Signaling Variables". For a description of the manner in which the return on the RAFT Index is calculated, see "—Overview—Long/Short Currency Investment and Index Level".

Certain currency pairs exhibited consistent historical sensitivity to movements in more than one measure of market risk, and as a result are included in the RAFT Index more than once, each time with a different signaling variable. Each time a currency pair is included in the RAFT Index it is treated as a separate currency pair and the several positions in that currency pair will be traded separately in response to the individual signaling variable. Depending on the levels of the risk measure signaling variables for that currency pair, the RAFT Index at any time could be invested long or short the same currency pair multiple times, or both long and short the same currency pair simultaneously. This results in a self-reinforcing exposure of the RAFT Index in response to market risk signals, because a consistent indication of risk averseness or risk appetite among signaling variables will result in multiple short or long positions, respectively, while mixed indications of risk averseness among signaling variables will result a mixture of short and long positions that will offset the net exposure of the RAFT Index to that currency pair.

The following table sets forth the twenty-two currency pairs that comprise the RAFT Index, and for each currency pair the associated LBFX Index (or Indices) and relevant signaling variable. For purposes of the RAFT Index, a long investment in the currency pair indicates an investment that is long the first currency of that pair and short the second currency of that pair (in each case implemented by a position in one or more LBFX Indices, as further described in "The Lehman Brothers Foreign Exchange (LBFX) Indices" below). As discussed above, for the purposes of all RAFT Index calculations, an LBFX Index that is listed more than once in the table above shall be treated as a separate LBFX Index.

Currency Pair	LBFX Index / Indices	Signaling Variable

AUD/USD	LBFX AUD	Negative VIX Index †
AUD/GBP	LBFX AUD – LBFX BGP *	Negative VIX Index †
AUD/CHF	LBFX AUD – LBFX CHF *	Negative VIX Index †
AUD/USD	LBFX AUD	Equity / Bond Ratio
AUD/GBP	LBFX AUD – LBFX GBP *	Equity / Bond Ratio
AUD/CHF	LBFX AUD – LBFX CHF *	Equity / Bond Ratio
CAD/USD	LBFX CAD	Equity / Bond Ratio
CAD/GBP	LBFX CAD – LBFX GBP *	Equity / Bond Ratio
CAD/CHF	LBFX CAD – LBFX CHF *	Equity / Bond Ratio
CAD/USD	LBFX CAD	Negative EM Credit Spreads †
CAD/GBP	LBFX CAD – LBFX GBP *	Negative EM Credit Spreads †
CAD/CHF	LBFX CAD – LBFX CHF *	Negative EM Credit Spreads †
AUD/USD	LBFX AUD	Negative EM Credit Spreads †
AUD/GBP	LBFX AUD – LBFX GBP *	Negative EM Credit Spreads †
AUD/CHF	LBFX AUD – LBFX CHF *	Negative EM Credit Spreads †
NZD/CHF	LBFX NZD – LBFX CHF *	Negative EM Credit Spreads †
AUD/USD	LBFX AUD	Negative Gold / S&P Gold Ratio †
AUD/CHF	LBFX AUD – LBFX CHF *	Negative Gold / S&P Gold Ratio †
CAD/EUR	LBFX CAD – LBFX EUR *	Negative FX Volatility †
AUD/CHF	LBFX AUD – LBFX CHF *	Negative FX Volatility †
NZD/JPY	LBFX NZD – LBFX JPY *	EM Equities
AUD/JPY	LBFX AUD – LBFX JPY *	EM Equities

*
For a description of investing in currency pairs of G10 currencies through the LBFX Indices in which the USD is not one of the currencies, see "The Lehman Brothers Foreign Exchange (LBFX) Indices—Trading non-USD Currency Pairs" below.

†
In order for the RAFT Index to invest long in currencies where risk aversion is declining, while maintaining the standard signaling variable rule for all MarQCuS Fundamental Indices under which the MarQCuS Fundamental Index invests long in a currency pair when the value of a signaling variable is above its 20-day moving average, an increase in a signaling variable in the RAFT Index is deemed to signal a decrease in risk aversion. However, for certain signaling variables, an increase in the signaling factor is generally associated with an increase in risk aversion. For these signaling variables, the RAFT Index therefore uses the negative value of the signaling variable.

The following table further describes the six signaling variables identified in the table above, including their method of calculation (and, where applicable, the signaling variable components used in such calculation). The signaling variables selected were those that most consistently signaled risk aversion across a set of historical global market risk events.

Signaling Variable	Type of Risk	Calculation	Description

Negative VIX Index	Market volatility	On each Index Business Day, the negative of the level of the VIX Index, published by Chicago Board Options Exchange	The VIX Index measures volatility of equity securities in S&P500. An increase in the VIX Index, and therefore an increase in equity volatility, is associated with an increase in risk aversion (the negative of the VIX Index is calculated to conform to the signaling variable rule, as discussed above).
Equity / Bond Ratio	Risk appetite ratio	On each Index Business Day, the level of the FTSE All World Index (FTSE All World) divided by the average performance of an equally weighted basket of two-year bonds of the United States, Germany and Japan, determined by observing changes in the yields of such bonds (USD 2Y Bond Yield, GER 2Y Bond Yield and JPY 2Y Bond Yield, respectively).	The Equity/Bond ratio has a positive relationship with both the FTSE All World Index and with the average level of 2-year government bond yields in the three countries. A situation in which equities are declining and bonds yields are also declining would generally indicate a movement of capital from equities to government bonds, and therefore an indication of increased risk aversion. For example lower average 2-year government bond yields contribute to a lower Equity/Bond Ratio.
Negative EM Credit Spreads	Event risk	On each Index Business Day, the negative of the average performance of the spreads on an equally weighted basket of 5-year credit default swaps in Brazil (Brazil 5Y CDS), Russia (Russia 5Y CDS) and Turkey (Turkey 5Y CDS).	If the average CDS spread across the three countries increases, a sign of increased perceived risk, then the Negative EM Spreads Ratio would decline (the negative of the average CDS spread is calculated to conform to the signaling variable rule, as discussed above).
Negative Gold/S&P TSX Gold Ratio	Risk appetite ratio	On each Index Business Day, the negative of the ratio of the price of gold futures (Gold Future) divided by the level of the S&P / Toronto Stock Exchange Global Gold Index (S&P TSX Gold Index), converted from Canadian Dollars to U.S. Dollars at the prevailing USD/CAD spot exchange rate (USD/CAD Spot).	The Negative Gold/S&P TSX Gold Ratio tracks the relative performance of gold versus the equity performance of companies playing a significant role in gold production. If gold prices are increasing while the equity prices of the companies producing gold decline, this would generally indicate a movement of capital from equities to gold, and therefore an indication of increased risk aversion (the negative of the ratio is calculated to conform to the signaling variable rule, as discussed above).
Negative FX Volatility	Market volatility	On each Index Business Day, the negative of the average level of an equally weighted basket of implied 1-year foreign exchange volatilities in EUR/USD (EUR/USD 1Y Vol), USD/JPY (USD/JPY 1Y Vol), EUR/JPY (EUR/JPY 1Y Vol) and USD/CHF (USD/CHF 1Y Vol).	An increase in G10 currency exchange rate volatilities is associated with an increase in risk aversion (the negative of the average volatility level is calculated to conform to the signaling variable rule, as discussed above)

EM Equities	Event risk	On each Index Business Day, the weighted average performance of an equally weighted basket of five equity indices, the Brazil Bovespa Index, Turkey ISE National 100 Index, Mexico Bolsa Index, Hong Kong Hang Seng Index and India BSE Sensex Index.	The EM Equities basket uses the combined performance of certain equity indices as proxies for equity market performance in leading emerging market economies. A decrease in the aggregate performance of these indices, representing a movement of capital out of these equity markets, is associated with an increase in risk aversion.

The table below sets forth the Price Source for each component of the signaling variables above (and, where applicable, a Fallback Price Source). For purposes of determining the value of any signaling variable component on any Index Business Day, the value of such component will be the value appearing on the applicable Price Source at 3:15 p.m., London time, on such Index Business Day, as determined by the Index Calculation Agent acting in good faith.

Signaling Variable Component	Price Source *

Brazil 5Y CDS
For any Index Business Day the arithmetic average of the most recent bid price and the most recent ask price of the CDS Spread in Brazil 5-year USD denominated debt appearing on Reuters page BRAZIL5UA=GFI under the captions "Bid" and "Ask", respectively. If no rate appears in any of the rows under "Bid" or under "Ask" then only the side for which a rate appears shall be used.
For the Brazil 5Y CDS, the "Fallback Price Source" means for any Index Business Day the arithmetic average of the most recent bid price and the most recent ask price of the CDS Spread in Brazil 5-year USD denominated debt appearing at 3:15 p.m., London time, on Reuters page BRAZIL5UA= under the captions "Bid" and "Ask", respectively, or if no rate appears in any of the rows under "Bid" or under "Ask" then only the side for which a rate appears shall be used.
Brazil Bovespa Index	For any Index Business Day, the most recent price of the Sao Paolo Stock Exchange Bovespa Index appearing on Reuters page .BVSP below the caption "Value".
EUR/JPY 1Y Vol	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of EUR/JPY 1-year FX implied volatility, appearing on Reuters page EURJPY1YO= below the caption "Latest".
EUR/USD 1Y Vol	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of EUR/USD 1-year FX implied volatility, appearing on Reuters page EUR1YO= below the caption "Latest".
FTSE All World	For any Index Business Day, the most recent price of the FTSE World Index of global equity markets, appearing below the caption "Value" on Reuters page .FTWORLDSR.
GER 2Y Bond Yield	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of the 2-year German Treasury Bond yield appearing on Reuters page DE2YT=RR below the caption "Reuters Yld".
Gold Future	For any Index Business Day, the arithmetic average of the most recent bid price and the most recent ask price per troy ounce on COMEX of the third Gold future to expire following such day as displayed below the captions "Bid" and "Ask", respectively, on Reuters page GCc3.
For the Gold Future, the "Fallback Price Source" means for any Index Business Day, the arithmetic average of the most recent bid price and the most recent ask price per troy ounce on COMEX of the second Gold future to expire following such day as below the captions "Bid" and "Ask", respectively, at 4:30 p.m., London time, on Reuters page GCc2.
Hong Kong Hang Seng Index	For any Index Business Day, the most recent level of the Hong Kong Hang Seng Index appearing below the caption "Value" on Reuters page .HSI.
India BSE Sensex Index	For any Index Business Day, the most recent level of the India BSE Sensex Index, appearing below the caption "Value" on Reuters page .BSESN

JPY 2Y Bond Yield	For any Index Business Day, the arithmetic average of the most recent bid and ask level of the 2-year Japanese Treasury Bond yield appearing on Reuters page JP2YT=RR below the caption "Latest".
Mexico Bolsa Index	For any Index Business Day, the most recent price of the of the Mexican Stock Exchange Mexican Bolsa (IPC) Index appearing on Reuters page .MXX below the caption "Value".
Russia 5Y CDS
For any Index Business Day the arithmetic average of the most recent bid price and the most recent ask price of the CDS Spread in Russia 5-year USD denominated debt appearing on Reuters page RUSSIA5UA=ICAP below the captions "Bid" and "Ask", respectively. If no rate appears in any of the rows under "Bid" or under "Ask" then only the side for which a rate appears shall be used.
For the Russia 5Y CDS, the "Fallback Price Source" means for any Index Business Day the arithmetic average of the most recent bid price and the most recent ask price of the CDS Spread in Russia 5Y USD denominated debt appearing at 3:15 p.m., London time, on Reuters page RUSSIA5UA=GFI below the captions "Bid" and "Ask", respectively. If no rate appears in any of the rows under "Bid" or under "Ask" then only the side for which a rate appears shall be used.
S&P TSX Gold Index	For any weekday, the most recent level of the Standard and Poor's / Toronto Stock Exchange Global Gold Index appearing on Reuters page .SPTTGD below the caption "Value".
Turkey 5Y CDS
For any Index Business Day the arithmetic average of the most recent bid price and the most recent ask price of the CDS Spread in Turkey 5-year USD denominated debt appearing on Reuters page TURKEY5UA=GFI below the captions "Bid" and "Ask", respectively. If no rate appears in any of the rows under "Bid" or under "Ask" then only the side for which a rate appears shall be used.
For the Turkey 5Y CDS, the "Fallback Price Source" means for any Index Business Day the arithmetic average of the most recent bid price and the most recent ask price of the CDS Spread in Turkey 5-year USD-denominated debt appearing at 3:15 p.m., London time, on Reuters page TURKEY5UA=ICAP below the captions "Bid" and "Ask", respectively. If no rate appears in any of the rows under "Bid" or under "Ask" then only the side for which a rate appears shall be used.
Turkey ISE National 100 Index	For any Index Business Day, the closing price, in respect of the most recent previous day on which such price was published, of the Istanbul Stock Exchange National 100 Index appearing on Reuters page .XU100 appearing below the caption "Cls".
USD 2Y Bond Yield	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of the 2-year US Treasury Bond yield appearing on Reuters page US2YT=RR below the caption "Reuters Yld".
USD/CAD Spot	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of the USD/CAD spot exchange rate, expressed as the number of CAD per one USD, which appears on Reuters page "CAD=" below the caption "Bid/Ask".
USD/CHF 1Y Vol	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of USD/CHF 1-year FX implied volatility, appearing on Reuters page CHF1YO= below the caption "Latest".
USD/JPY 1Y Vol	For any Index Business Day, the arithmetic average of the most recent bid level and the most recent ask level of USD/JPY 1-year FX implied volatility, appearing on Reuters page JPY1YO= below the caption "Latest".
VIX Index	For any Index Business Day, the most recent level of the Chicago Board Options Volatility Index appearing on Reuters page .VIX below the caption "Value".

*
Each Price Source or Fallback Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for a signaling variable component, any replacement page, on which the relevant signaling variable, or component thereof, is published, as determined by the Index Calculation Agent acting in good faith.

If any Index Business Day on which the value for any signaling variable component is to be observed is not a Signaling Variable Business Day for that component (and if no Price Source Disruption is in effect), the value for such component for such Index Business Day will be deemed to be the value appearing on the applicable Price Source at 3:15 p.m., London time, on the immediately preceding Signaling Variable Business Day for that component. For the RAFT Index, a "Signaling Variable Business Day" for any signaling variable component means a day on which commercial banks are open for business (as determined by the Index Calculation Agent) in the principal financial center for that signaling variable component.

Please see "—Overview—Determination of Signaling Variable" for a description of those circumstances constituting a Price Source Disruption and other circumstances in which the values for the signaling variable components may be determined other than by reference to the Price Sources indicated above.

Disclaimer and Notice regarding Indices Utilized as Signaling Variables or Components Thereof

With respect to any signaling variable, or component thereof, that is an index sponsored, published or calculated by one or more third parties (the "Sponsoring Entities"), such Sponsoring Entities have not sponsored, endorsed, sold or promoted the notes, and make no representation, condition or warranty, express or implied, to the owners of the notes. Such indices are determined, composed and calculated by the Sponsoring Entities without regard to the notes or the manner in which or purpose to which such indices are utilized in connection with the notes, and such Sponsoring Entities have no obligation to take the needs of the issuer or the owners of the notes into consideration in determining, composing or calculating such indices. The Sponsoring Entities make no warranty, express or implied, as to the results to be obtained by the parties to any transaction involving the particular indices or any other person or entity from the use of the indices or any data included therein, or any warranties of merchantability or fitness for a particular purpose or use with respect to the indices or any data included therein. The Sponsoring Entities do not guarantee the accuracy and/or the completeness of the applicable indices or any data included therein and shall assume no liability any liability for any errors, omissions, or interruptions in the applicable indices or their calculation.

ANNEX A:

MARQCUS FORWARD BIAS INDEX WEIGHTING METHODOLOGY

This Annex A sets out the methodology for the determination on each Weight Determination Date for either MarQCuS Forward Bias Index, the percentage currency weights that apply for each currency i (denoted by w im) in such MarQcuS Forward Bias Index. See "—MarQCuS Forward Bias Indices—Calculating Currency Weightings in the MarQCuS Forward Bias Indices".

(1)   Determination of the expected return on each currency in the relevant MarQCuS Forward Bias Index

  On the Weight Determination Date m, the expected return on each currency i represents the difference between the deposit rate for currency i and the USD deposit rate:

  The vector of expected returns is defined as

(2)   Determination of the expected return on the relevant MarQCuS Forward Bias Index

(3)   Determination of the pair wise-covariance between currencies in the relevant MarQCuS Forward Bias Index

  The covariance between currency i in the MarQCuS Forward Bias Index and another currency j in the MarQCuS Forward Bias Index is determined as follows:

  On a Weight Determination Date, the covariance matrix Covm is a symmetric 10 × 10 matrix where the element in row i and column j is the individual pair-wise covariance Covm(i,j) defined above.

(4)   Determination of the total foreign exchange risk of the relevant MarQCuS Forward Bias Index

  The total foreign exchange risk of the MarQCuS Forward Bias Index is a function of the weights of that MarQCuS Forward Bias Index (essentially the squared volatility of that MarQCuS Forward Bias Index as a function of its weights):

(5)   Determination of the percentage currency weights in the relevant MarQCuS Forward Bias Index at each Weight Determination Date

  The weights of the relevant MarQCuS Forward Bias Index are determined as the solution to the following procedure:

  As long as no constraints are placed on the weights, a single solution can be determined for the equation above, as follows (applying the Lagrangian approach to optimization):

(6)   Rescaling of percentage currency weights so that the relevant MarQCuS Forward Bias Index is fully invested without leverage

  After the calculation in step has been completed, the following procedure is applied iteratively:

  (a)
  Currency weightings are re-scaled by dividing each by the sum of absolute weights, such that the sum of the resulting absolute values of the re-scaled weights equals one, as follows:

  (b)
  Resulting weightings are then adjusted to determine new weights, New w im, by implementing the following rule:

  For the Forward Bias G10 Index:

  For the Forward Bias EM Index:

    After application of the above rule, the resulting weightings for certain currencies may be reduced, resulting in a sum of the absolute value of the currency weights being smaller than 1. This residual amount of weighting is referred to as the "Residual Amount".

  (c)
  The currency weights are adjusted by allocating the Residual Amount across those currencies that do not violate the 35% (for the Forward Bias G10 Index) or 25% (for the Forward Bias EM Index) restriction, as follows

    If J=0 the weight adjustment is not necessary and does not apply

  (d)
  Steps (b) and (c) are repeated until all of the currency weights are less than or equal to 35% (for the Forward Bias G10 Index) or 25% (for the Forward Bias EM Index) and the sum of absolute currency weights is exactly 1.

  (e)
  In the last iteration, all currency weights that are below 3% are discarded and the resulting residual amount is reallocated to the currencies that are less than 35% (for the Forward Bias G10 Index) or 25% (for the Forward Bias EM Index) in accordance with (c) above.

  (f)
  After final currency weights are determined in accordance with (a) through (f), currency weights are rounded to the nearest 0.10% (for example 3.12% is rounded to 3.10%), with any value of 0.05% rounded up (for example, 3.15% is rounded to 3.20%).

    As a result of the rounding described above, (a) the sum of absolute values of the currency weights may not equal one, and (b) the expected return of the relevant MarQCuS Forward Bias Index on any Weight Determination Date may no longer equal 5%.

THE LEHMAN BROTHERS FOREIGN EXCHANGE (LBFX) INDICES

The following is a description of the Lehman Brothers Foreign Exchange (LBFX) Indices and the methodology for calculating the LBFX Indices. The LBFX Indices are the intellectual property of Lehman Brothers Inc. and Lehman Brothers Inc. reserves all rights with respect to its ownership of the LBFX Indices and their methodologies.

Overview

The Lehman Brothers Foreign Exchange Indices (LBFX):G10 (the "LBFX Indices") are foreign exchange indices that track the performance of nine G10 currencies against the USD, which is the tenth G10 currency. The LBFX Indices were created as of March 26, 2007, and launched on September 27, 2007, with the level of each LBFX Index set to 100 as of January 2, 1997. Each LBFX Index tracks a single currency pair that is long the relevant G10 currency and short USD, and is calculated daily based on a formula that computes the total return performance of a currency pair, as described below. The cumulative performance is reported from the USD-based investor perspective. The LBFX Indices can also be used to calculate the total return on currency pairs of non-USD G10 currencies (e.g., AUD/CHF), as described below.

Each of the LBFX Indices and any variations thereof is a proprietary index that Lehman Brothers Inc. developed and calculates. Lehman Brothers Inc. or any affiliate or subsidiary of its designation will act as calculation agent for each LBFX Index (the "LBFX Calculation Agent"). The LBFX Calculation Agent will calculate the level of each LBFX Index on each Index Business Day, subject to certain circumstances identified below. The methodology for determining the composition of the LBFX Indices and for calculating their values is subject to modification by the LBFX Calculation Agent under certain circumstances, as discussed below.

The following table sets forth each non-USD G10 Currency, its associated LBFX Index and the Bloomberg and Reuters pages on which the LBFX Index return is quoted daily (with the respective Bloomberg page constituting the Price Source and the Reuters pages constituting the Fallback Price Source in respect of that LBFX Index).

Currency	LBFX Index	Price Source* (Bloomberg)	Fallback Price Source*† (Reuters)

Australian Dollar (AUD)	LBFX AUD	LI05TRUU <INDEX>	NDXAUD=LBEU
Canadian Dollar (CAD)	LBFX CAD	LI04TRUU <INDEX>	NDXCAD=LBEU
Swiss Franc (CHF)	LBFX CHF	LI03TRUU <INDEX>	NDXCHF=LBEU
Euro (EUR)	LBFX EUR	LI01TRUU <INDEX>	NDXEUR=LBEU
UK Sterling (GBP)	LBFX GBP	LI09TRUU <INDEX>	NDXGBP=LBEU
Japanese Yen (JPY)	LBFX JPY	LI02TRUU <INDEX>	NDXJPY=LBEU
Norwegian Krone (NOK)	LBFX NOK	LI07TRUU <INDEX>	NDXNOK=LBEU
New Zealand Dollar (NZD)	LBFX NZD	LI06TRUU <INDEX>	NDXNZD=LBEU
Swedish Krona (SEK)	LBFX SEK	LI08TRUU <INDEX>	NDXSEK=LBEU

*
Each Price Source or Fallback Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the level of any LBFX Index, any replacement page, on which the level of the relevant LBFX Index is published, as determined by the LBFX Calculation Agent acting in good faith.

†
Publication of the levels for the LBFX Indices on the indicated Fallback Price Sources will commence on or before February 1, 2008. From and including the first Index Business Day Used on or after which such publication commences, the Fallback Price Sources will be utilized in the event that the level for an LBFX Index is not published on the Price Source on a given Index Business Day.

Levels for the LBFX Indices are published once between 2.00 p.m. and 2.30 p.m., New York City time, on each Index Business Day on the Price Sources (and Fallback Price Sources) referenced above. The daily LBFX Index levels are also published on each Index Business Day on LehmanLive. The daily levels for the LBFX Indices published on the Price Sources indicated above are utilized by the Index Calculation Agent in calculating the return for each MarQCuS Index, other than the Forward Bias EM Index. For purposes of each LBFX Index, an Index Business Day is any day that is a day on which commercial banks are open, including for dealings in foreign exchange in accordance with market practice of the foreign exchange market, in both London and New York.

Calculating LBFX Index Returns

When an investor takes a long position in one currency of a currency pair, the investor has essentially borrowed the short currency to lend the long currency; as a result, the investor receives the interest on the long leg of the currency investment while paying the interest on the short leg. Each LBFX Index is a total return index that replicates an investment in the long (non-USD) currency of the currency pair, reflecting the combined returns associated with changes in the value of the spot exchange rate of the currency pair and the interest rate differential, or carry return, between the countries of the two currencies.

The level for any LBFX Index on any Index Business Day is calculated as follows:

Each of the Spot Return Component and Carry Return Component are discussed in greater detail below.

    Spot Return Component

Because each LBFX Index measures the performance of a long position in a G10 currency relative to a short position in the USD, the spot return component of each LBFX Index's total return reflects the appreciation or depreciation in that G10 currency relative to the USD (expressed as number of USD per unit of the relevant currency). The spot return of each currency on each Index Business Day is determined based on the appreciation or depreciation of that currency relative to the USD from the previous Index Business Day, using spot rates published by the WM Company and appearing on specified Reuters pages at approximately 4:00 p.m., London time, on each Index Business Day. The following table sets forth the market quote convention, Price Source (each a specified Reuters page) and Fallback Price Source (also each a specified Reuters page) for each G10 currency pair:

Currency	Quote Convention	Price Source†	Fallback Price Source‡

Australian Dollar (AUD)	AUD/USD	USDAUDFIXM=WM	AUD=
Canadian Dollar (CAD)	USD/CAD *	USDCADFIXM=WM	CAD=
Swiss Franc (CHF)	USD/CHF *	USDCHFFIXM=WM	CHF=
Euro (EUR)	EUR/USD	USDEURFIXM=WM	EUR=
UK Sterling (GBP)	GBP/USD	USDGBPFIXM=WM	GBP=
Japanese Yen (JPY)	USD/JPY *	USDJPYFIXM=WM	JPY=
Norwegian Krone (NOK)	USD/NOK *	USDNOKFIXM=WM	NOK=
New Zealand Dollar (NZD)	NZD/USD	USDNZDFIXM=WM	NZD=
Swedish Krona (SEK)	USD/SEK *	USDSEKFIXM=WM	SEK=

*
These currency pairs are quoted in standard market convention as the number of currency units per USD (that is, a long position in the USD relative to the currency). Because each LBFX Index represents a long position in the non-USD currency relative to the USD, the quotations for each of the indicated currencies are inverted for purposes of determining the applicable spot return.

†
In relation to any Price Source specified above, the relevant rate shall be the spot rate appearing immediately under the caption "Bid/Ask" in respect of which the rate is being determined, as determined by the LBFX Calculation Agent. Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the LBFX Calculation Agent acting in good faith.

‡
Used in the event that a price is not published on the Price Source at or before 4.30 p.m. London time. For any Fallback Price Source, the relevant rate shall be the last published mid spot rate (being the arithmetic average of the bid and ask prices) at approximately 4:30 p.m., London time, as determined by the LBFX Calculation Agent. Each Fallback Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the LBFX Calculation Agent acting in good faith.

    Carry Return Component

The carry return component for an LBFX Index is derived from the difference between the interest rate in the country of the long currency in that LBFX Index minus the USD value of the interest rate in the country of the short currency of the LBFX Index. Because each LBFX Index replicates a long position in a non-USD G10 currency and a short position in the USD, the carry return component on any LBFX Index may be negative to the extent that interest rates in the United States are higher than those in the jurisdiction of the long currency.

The carry return component on any Index Business Day is calculated as follows:

  ([1 + Spot Return Component] × G10 Implied Deposit Rate × Non-USD Day Count) - (USD Deposit Rate × USD Day Count)

For the interest rate on the short USD leg of each LBFX Index, the USD Deposit Rate on any Index Business Day is the overnight U.S. Fed Funds Effective Rate as of 4:30 p.m., London time, which appears on Reuters page FEDFUNDS1 under the heading "EFFECT" next to the most recent date. The USD Day Count is Actual/360.

For the non-USD long leg of an LBFX Index, deposit rates are derived from currency forward contracts settling "Tomorrow/Next" or "Tom/Next", as described below. However, the USD value of the applicable non-USD deposit rate on any Index Business Day, will be impacted by changes in the exchange rate for that non-USD G10 currency relative to the USD. Accordingly, in determining the interest rate for the non-USD long leg of an LBFX Index for purposes of calculating the carry return component on any Index Business Day, the USD value of such interest rate is calculated by multiplying the applicable spot return component for that non-USD G10 currency for that Index Business Day (calculated as described under "—Spot Return Component" above).

As referenced above, deposit rates for non-USD G10 currencies are derived from "Tom/Next" forward contracts. "Tom/Next" forward contracts reflect market practice by which long foreign currency balances on a daily basis are sold on the next Currency Business Day and are repurchased on the following Currency Business Day to avoid taking actual delivery of the foreign currency. Selling and repurchasing foreign currency is equivalent to lending the foreign currency and borrowing the USD. The differential between the exchange rates at which the foreign currency is sold (lent) on one Currency Business Day and repurchased (borrowed) on the next Currency Business Day encapsulates an interest charge—the difference between the two exchange rates reflects the difference between the interest rates in the countries of the two currencies—and is reflected by the Tom/Next "forward points". The Tom/Next forward contract between USD and a non-USD currency is effective on the next Currency Business Day (for USD and the currency in question) and matures on the following Currency Business Day. A "Currency Business Day" for any given non-USD currency quoted against the USD is a day on which commercial banks are open, including for dealings in foreign exchange in accordance with market practice of the foreign exchange market, in both New York and the principal banking center for the relevant non-USD currency, as determined by the LBFX Calculation Agent.

Because the USD interest rate for the short USD leg of the LBFX Indices is always the overnight U.S. Fed Funds Effective Rate as set forth above, the Tom/Next forward points for the relevant currency pair can be used to derive the implied overnight deposit rate in the non-USD currency jurisdiction. The implied overnight deposit rate for any non-USD currency on any Index Business Day is calculated as follows:

*
Expressed as USD per unit of currency. For each currency, spot exchange rates on each Index Business Day are determined as described, and using the Price Sources (and, as applicable, Fallback Price Sources) specified, under "—Spot Return Component" above.

†
Due to differences in market quotation, observed T/N Forward Points are re-based in accordance with standard market practice in order to ensure consistent presentation.

‡
The applicable Non-USD Day Count for any currency is the day count stated for such currency in the table below.

If any Index Business Day is not a Currency Business Day for a given non-USD currency, the implied overnight deposit rate for that Index Business Day will equal the implied overnight deposit rate for that non-USD currency on the immediately preceding Currency Business Day.

For purposes of the LBFX Indices, the forward points used to calculate implied deposit rates are the average of the bid and ask Tomorrow/Next forward points observed by the LBFX Calculation Agent at 4:00 p.m., London Time on the applicable Currency Business Day, on the Price Sources specified below (each of which is a designated Reuters page):1

1
For purposes of historical information on LBFX Index performance, prior to March 31, 2007, deposit rates were sourced from Reuters Ecowin and were one-month deposit rates, which were used as an approximation for the overnight rates. From April 1, 2007 forward, deposit rates have been derived from Tom/Next forward rates as described above.

Currency	Price Source	Location of Tom/Next rate on Price Source	Fallback Price Source *	Location of Tom/Next rate on Fallback Price Source †	Day Count

AUD	AUDTN=	Under the caption "Bid/Ask"	FWAUD	Next to the caption "T/N"	Act/365
CAD	CADTNE=PREL	Under the caption "Latest"	FWCAD	Next to the caption "T/N"	Act/365
CHF	RPMU	Next to the caption "T/N"	FWCHF	Next to the caption "T/N"	Act/360
EUR	EURTN=TTKL	Under the caption "Latest"	FWEUR	Under the caption "Latest"	Act/360
GBP	GBPTNE=PREL	Under the caption "Latest"	FWEUR	Next to the caption "T/N"	Act/365
JPY	JPYTNE=PREL	Under the caption "Latest"	FWJPY	Next to the caption "T/N"	Act/360
NOK	NOKTN=	Under the caption "Bid/Ask"	FWNOK	Next to the caption "T/N"	Act/360
NZD	NZDTN=	Under the caption "Bid/Ask"	FWNZD	Next to the caption "T/N"	Act/365
SEK	SEKTN=	Under the caption "Bid/Ask"	FWSEK	Next to the caption "T/N"	Act/360

*
Each Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the LBFX Calculation Agent acting in good faith.

†
Used in the event that a price is not published on the Price Source at or before 4.30 p.m. London time, as determined by the Index Calculation Agent. Each Fallback Price Source indicated above shall be construed as referring to (a) any successor page or (b) solely in the event the Index Calculation Agent determines in good faith that an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the relevant rate, any replacement page, on which the relevant rate is published, as determined by the LBFX Calculation Agent acting in good faith.

Trading non-USD Currency Pairs

While the LBFX Indices are calculated and published only for currency pairs that are short the USD, the USD-based LBFX Indices can also be utilized to calculate the total return from the perspective of a USD investor of any pair of G10 currencies, not just USD crosses. For example, assume that the USD investor invests in currency pair X/Y, where the investor is long currency X and short currency Y, and neither X and nor Y is USD. The return on the non-USD cross is simply the difference between the USD return on currency X minus the USD return on currency Y, with the respective returns of currency X and Y determined using the LBFX Index for each USD cross of currencies X and Y.

For purposes of non-USD currency pairs, whether a position is long or short is always determined by reference to the first currency in the currency pair. For example, if an investor is long AUD/CHF, then the investor is long AUD and short CHF. For purposes of calculating the return on the long AUD/CHF position using the USD-based LBFX Indices, the investor is effectively long the LBFX AUD Index (long AUD, short USD) and short the LBFX CHF Index (long USD, short CHF), and the return on the long AUD/CHF position calculated by substracting the return on the LBFX CHF Index from the return on the LBFX AUD Index.

Disruption Events and Index Corrections

If the LBFX Calculation Agent determines that there is an error in the method for determining an Index, the LBFX Calculation Agent may make such adjustments as it deems necessary acting in good faith to correct such error. In addition, the LBFX Calculation Agent will have discretion to make certain determinations in relation to the Index in specific circumstances. In particular:

•
in the event that, in the good faith determination of the LBFX Calculation Agent, in relation to any day a Price Source fails to publish a level in relation to any variable that is required in order to determine the Index, the LBFX Calculation Agent will determine the level of such variable: (a) using the Fallback Price Source specified in relation to such variable (if any); or (b) if no Fallback Price Source is specified or such Fallback Price Source is also subject to a Price Source Disruption, acting in good faith;

•
in the event that, on any day, there is any event or circumstance that, in the good faith determination of the LBFX Calculation Agent, generally prevents dealers in the market from entering into transactions of the type which would be required to replicate the Index, the level for the Index for such day shall be as determined by the LBFX Calculation Agent acting in good faith; and

•
in the event that, on any day, the level published on any Price Source or Fallback Price Source in relation to any variable that is required in order to determine an Index is, in the good faith determination of the LBFX Calculation Agent, significantly different to the level of such variable generally quoted in the market, such variable shall instead be determined by the LBFX Calculation Agent acting in good faith.

HISTORICAL PERFORMANCE OF THE MARQCUS INDICES

The MarQCuS Indices are a portfolio of six rules-based foreign exchange trading indices developed and maintained by Lehman Brothers International (Europe). The MarQCuS Indices were created as of March 26, 2007 (in the case of the TurnRate Index, the Major/Miner Index and the two MarQCuS Forward Bias Index, in each case as defined above) and July 25, 2007 (in the case of the CoBALT Index and the RAFT Index, in each case as defined above) (such date with respect to a MarQCuS Index, the "Index Creation Date" for that MarQCuS Index) and launched on September 27, 2007, with the level of each MarQCuS Index set to 100 as of January 2, 1997. As a result, the MarQCuS Indices have a short trading history, and limited actual historical information on the performance of the MarQCuS Indices is available. The following graphs show hypothetical and actual historical levels for each of the MarQCuS Indices at the end of each week for the period from the week ending January 3, 1997, through the week ending December 28, 2007, prepared as described below.

Neither the hypothetical nor actual historical levels of the MarQCuS Indices are indicative of the future performance of the MarQCuS Indices. In particular, the strategies underlying the MarQCuS Indices were developed with reference to historical market data (e.g., in the development of the MarQCuS Fundamental Indices one of the selection criteria for the signaling variable/currency pair combinations was the historical performance of a given combination). In addition, the hypothetical historical performance of the MarQCuS Indices during certain periods described below were based on certain assumptions, or methodological or data source differences, and the use of alternative assumptions, methodologies or data sources for such periods may result in materially different hypothetical performance. Fluctuations in the levels of the MarQCuS Indices and the currency exchange rates underlying the MarQCuS Indices make it difficult to predict the future level of any MarQCuS Index or whether the return on any note linked to the performance of one or more MarQCuS Indices will be positive. Fluctuations in the hypothetical or actual historical levels of a MarQCuS Index may be greater or less than fluctuations in future levels of the MarQCuS Indices, including fluctuations experienced by the holders of any notes linked to one or more MarQCuS Indices.

The hypothetical and actual levels of each MarQCuS Index illustrated in the graphs below were prepared on the following basis:

•
For the period from and including the Index Creation Date for a particular MarQCuS Index to and including December 28, 2007, historical information for that MarQCuS Index reflects actual daily historical levels of that MarQCuS Index (net of applicable transaction costs).

•
For the period from and including January 2, 1997, to but excluding the Index Creation Date for a particular MarQCuS Index, historical information for that MarQCuS Index reflects hypothetical daily historical Index levels calculated using the same methodology as will be used by that MarQCuS Index going forward, except as detailed below. This methodology includes utilizing the same (a) calculation procedures, (b) composition criteria, including disinvestment from one or more currencies in a given MarQCuS Index in accordance with the rules applicable to that MarQCuS Index, (c) deduction of applicable transaction costs and (d) data sources for index components (including Bloomberg and Reuters sources, as applicable, as well as hypothetical and actual historical levels for the LBFX Indices, where relevant), provided that:

  —
  prior to the Index Creation Date for a given MarQCuS Index, the levels for that MarQCuS Index were calculated using values for all inputs into that MarQCuS Index observed at the close of business in New York, whereas from and including the Index Creation Date for a MarQCuS Index the levels for that MarQCuS Index were calculated using values observed at the times specified in "The MarQCuS Indices—Overview" above;

    —
    from and including the Index Creation Date for a MarQCuS Index the levels for that MarQCuS Index were calculated using values for all inputs (other than signaling variable values, as discussed below) into that MarQCuS Index observed using the Price Sources (or where applicable, Fallback Price Sources) specified in "The MarQCuS Indices—MarQCuS Forward Bias Indices", "The MarQCuS Indices—MarQCuS Fundamental Indices" and "The MarQCuS Indices—Lehman Brothers Foreign Exchange (LBFX) Indices" above, whereas prior to the Index Creation Date for a given MarQCuS Index, if historical values for a given input into that MarQCuS Index were not available from the Price Source (or where applicable, Fallback Price Source), alternative data sources were used;

    —
    for the TurnRate Index, Major Miner Index, CoBALT Index and RAFT Index, historical performance reflects responses to daily historical signaling variable values observed using the Price Sources specified in "The MarQCuS Indices—MarQCuS Fundamental Indices" above, provided that where historical values for a signaling variable were not available, an alternative metric was used:

    •
    for the TurnRate Index, yield data for 10-year and 2-year Deutschemark (DEM)-denominated German government bonds, based on Generic Government Bond Yield data from Bloomberg, was utilized in place of 10Y and 2Y EUR Swap data prior to January 1, 1999 (due to the introduction of the Euro, the available history for the EUR swap data is limited, while DEM swap data is not available historically; DEM- denominated government bond yields were selected as a proxy on the basis that movements in swap rates and government bond yields (in the same currency) tend to be closely related, and Germany was the largest and most liquid financial market in the Euro zone prior to the introduction of the Euro);

    •
    for the RAFT Index, the JP Morgan Emerging Markets Bond Index (the "JPM EMBI Index") was utilized in place of instead of EM Credit Spreads prior to October 15, 2001 (EM Credit Spread information is not available prior to October 15, 2001; the JPM EMBI Index was selected as a proxy on the basis of (a) its concentration in Brazil (one of the CDS spreads used as a signaling variable in the RAFT Index) and (b) the high correlation between the JPM EMBI Index and global EM credit spreads); and

    —
    if a value for any component was not available on any historical Index Business Day, the value used on such Index Business Day was the value for that component on the most recently available value prior to that Index Business Day.

**
From and including the Index Creation Date (March 26, 2007), historical results reflect actual levels for the Forward Bias G10 Index. Prior to the Index Creation Date, historical results reflect hypothetical levels for the Forward Bias G10 Index prepared in the manner (and subject to the assumptions) described above.

**
From and including the Index Creation Date (March 26, 2007), historical results reflect actual levels for the Forward Bias EM Index. Prior to the Index Creation Date, historical results reflect hypothetical levels for the Forward Bias EM Index prepared in the manner (and subject to the assumptions) described above.

**
From and including the Index Creation Date (March 26, 2007), historical results reflect actual levels for the TurnRate Index. Prior to the Index Creation Date, historical results reflect hypothetical levels for the TurnRate Index prepared in the manner (and subject to the assumptions) described above.

**
From and including the Index Creation Date (March 26, 2007), historical results reflect actual levels for the Major/Miner Index. Prior to the Index Creation Date, historical results reflect hypothetical levels for the Major/Miner Index prepared in the manner (and subject to the assumptions) described above.

**
From and including the Index Creation Date (July 25, 2007), historical results reflect actual levels for the CoBALT Index. Prior to the Index Creation Date, historical results reflect hypothetical levels for the Major/Miner Index prepared in the manner (and subject to the assumptions) described above.

**
From and including the Index Creation Date (July 25, 2007), historical results reflect actual levels for the RAFT Index. Prior to the Index Creation Date, historical results reflect hypothetical levels for the RAFT Index prepared in the manner (and subject to the assumptions) described above.

QuickLinks

OVERVIEW
MarQCuS FORWARD BIAS INDICES
MarQCuS FUNDAMENTAL INDICES
ANNEX A
THE LEHMAN BROTHERS FOREIGN EXCHANGE (LBFX) INDICES